Exhibit 2.1

EQUITY PURCHASE AGREEMENT

by and among

DOVER CORPORATION (CANADA) LIMITED

and

DOVER ENGINEERED SYSTEMS, INC.,

as Sellers,

ROLLER BEARING COMPANY OF AMERICA, INC.,

as Buyer,

and

RBC BEARINGS INCORPORATED,

as Guarantor

Dated as of March 26, 2015

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EXHIBITS

Exhibit A	Accounting Methodologies
Exhibit B	Competing Business Activities (Exclusions)
Exhibit C	Working Capital Illustration
Exhibits D-1 and D-2	Forms of IP Assignments
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Joint Defense, Common Interest and Confidentiality Agreement
Exhibit G	Foundation IP Assets

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of March 26, 2015 (this “Agreement”), is by and among Dover Corporation (Canada) Limited (“Dover Canada”), a corporation incorporated under the laws of the Province of British Columbia, Canada, Dover Engineered Systems, Inc., a Delaware corporation (“Dover US”, and together with Dover Canada, the “Sellers”), Roller Bearing Company of America, Inc., a Delaware corporation (“Buyer”), and solely for the purposes of Section 12.20, RBC Bearings Incorporated, a Delaware corporation (“RBC Parent”).

RECITALS

WHEREAS, Dover Canada owns all of the issued and outstanding shares of common stock of Sargent Aerospace Canada, Inc. (the “Sargent Canada Shares”), a corporation incorporated under the laws of the province of Ontario, Canada (“Sargent Canada”);

WHEREAS, Dover US owns all of the (i) issued and outstanding shares of common stock of Avborne Accessory Group, Inc. (the “Avborne Shares”), a Delaware corporation (“Avborne”), (ii) issued and outstanding shares of common stock of Sonic Industries, Inc. (the “Sonic Shares”), a California corporation (“Sonic”), and (iii) outstanding limited liability company interests of Sargent Aerospace & Defense LLC (the “Sargent Aerospace Equity Interests” and, together with the Avborne Shares and Sonic Shares, the “Sargent US Shares”, and together with the Sargent Canada Shares, the “Shares”), a Delaware limited liability company (“Sargent Aerospace” and, together with Sargent Canada, Avborne and Sonic, the “Acquired Companies”);

WHEREAS, DCF owns certain Intellectual Property used primarily in connection with the Business (the “IP Assets”);

WHEREAS, the Acquired Companies are engaged in the business of (a) designing, manufacturing, marketing, servicing and selling the following precision-engineered components for commercial, military and defense platforms (in each case to the extent related to aircraft, rotorcraft, submarines and land vehicles):  (i) quiet technology hydraulic valves and actuators for commercial and military aircraft and nuclear class submarines; (ii) monoball and sliding element bearings for military and commercial aircraft and rotorcraft industries; (iii) fasteners, specialty bolts and fuse pins and close tolerance machined products; (iv) pneumatic sealing devices, piston rings and alignment joints for aerospace applications and the nuclear power industry; and (v) precision parts and components for aerospace engines and structural airframe and landing gear components; and (b) component and engine maintenance, repair and overhaul aftermarket services for aircraft (collectively, the “Business”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers and Buyer as follows:

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Article I

DEFINITIONS

Section 1.1           Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Principles” means GAAP applied consistently, subject to certain methodologies and principles set forth on Exhibit A hereto; provided, however, that with respect to any matter as to which there is more than one generally accepted accounting principle, “Accounting Principles” means the generally accepted accounting principles applied in the preparation of the unaudited consolidated balance sheet of the Acquired Companies dated as of December 31, 2014 included in Schedule 5.4, in each case subject to such methodologies and principles set forth on Exhibit A hereto; provided further, however, that Buyer and each Seller acknowledges and agrees that Working Capital shall not be calculated to include or reflect any matter for which Dover US is obligated to indemnify the Buyer Group Members under this Agreement, regardless of whether such matter would be required to be included or reflected by GAAP.

“Acquired Companies” has the meaning specified in the Recitals.

“Affected Employees” has the meaning specified in Section 8.2(a).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Alternative Financing” has the meaning specified in Section 7.6(b).

“Alternative Financing Agreements” has the meaning specified in Section 7.6(b).

“Alternative Financing Commitment Letter” has the meaning specified in Section 7.6(b).

“Asset Allocation Schedule” has the meaning specified in Section 2.5(b).

“Assignment Agreement” means that certain Assignment and Assumption Agreement, made and entered into as of January 1, 2015, by and between Dover US and Sargent Aerospace.

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“Auditors” means Grant Thorton, LLP. If such firm is unable to serve as contemplated herein, Buyer and Sellers shall jointly select an Auditor from an accounting firm of national standing that is not the independent auditor of (and did not otherwise serve as a consultant in connection with the transactions contemplated hereby) either Buyer, Sellers, the Acquired Companies or their respective Affiliates.

“Avborne” has the meaning specified in the Recitals.

“Avborne Shares” has the meaning specified in the Recitals.

“Balance Sheet Date” has the meaning specified in Section 5.4.

“Base Purchase Price” means an amount equal to the US Base Purchase Price plus the Canadian Base Purchase Price.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York or Chicago, Illinois are authorized or obligated by applicable Requirements of Law to close.

“Buyer” has the meaning specified in the Preamble.

“Buyer 401(k) Plan” has the meaning specified in Section 8.2(h).

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Fundamental Representations” has the meaning specified in Section 11.2(b).

“Buyer Group Member” means Buyer and its Affiliates, and its and their respective directors, officers, employees, and their respective successors and assigns.

“Buyer Proceeding” has the meaning specified in Section 11.5(c).

“Buyer’s Benefit Programs” has the meaning specified in Section 8.2(c).

“Canadian Base Purchase Price” means $12,750,000, which is in respect of the Sargent Canada Shares.

“Cap” has the meaning specified in Section 11.1(a)(z).

“Carve-Out Audit” means the preparation of the audited financial statements for the Business as of and for the years that, pursuant to Rule 3-05(b) of Regulation S-X under the Securities Act of 1933, as amended, RBC Parent will be required to file with the Securities and Exchange Commission on Form 8-K as a result of the transactions contemplated by this Agreement.

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“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities and short term investments) on hand or in bank accounts, as determined in accordance with GAAP, including (except to the extent accounted for in the determination of Closing Date Working Capital) all checks issued to an Acquired Company but not yet cashed as of such time and net of all “cut” but uncashed checks issued by the Acquired Companies that are outstanding as of such time.

“CBA” means that certain Work Collective Agreement between Sargent Canada and Union Workers of CSN (Confederation) of Sargent Canada.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Clients” has the meaning specified in Section 12.19.

“Closing” means the consummation of the transfer of the Shares and the IP Assets from Sellers to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).

“Closing Date Cash” has the meaning specified in Section 2.3(b).

“Closing Date Debt” has the meaning specified in Section 2.2(a)(iii).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.2(a)(iv).

“Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Closing Date Working Capital Adjustment Amount” means (i) if Closing Date Working Capital is greater than the Target Working Capital Upper Threshold, the positive amount equal to Closing Date Working Capital minus the Target Working Capital Upper Threshold, (ii) if Closing Date Working Capital is lower than the Target Working Capital Lower Threshold, the negative amount equal to Closing Date Working Capital minus the Target Working Capital Lower Threshold, or (iii) otherwise, $0.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations promulgated thereunder.

“Company Intellectual Property” has the meaning specified in Section 5.9(c).

“Competing Business Activities” shall mean the design, manufacture, marketing, sale or distribution of any product of the type manufactured for sale or sold by the Acquired Companies or the Business as of or at any time during the twelve (12) months prior to the Closing Date, except for such products set forth on Exhibit B.

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“Confidential Information” means any information concerning the business, operations, assets, Liabilities, financial condition and affairs of the Acquired Companies and the Business including “know how”, trade secrets, customer lists, supplier lists, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans and acquisition candidates, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs, but shall not include (i) any such information which is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement or (ii) any such information that is later lawfully acquired by a Seller or Affiliate thereof from a Person that such Seller or Affiliate does not know to be subject to any legal or fiduciary or other obligation to the Acquired Companies or the Business to maintain the confidentiality of such information

“Confidentiality Agreement” means the letter agreement, dated as of January 30, 2015, by and between RBC Bearings Incorporated and Parent.

“Contracts” means all oral and written contracts, guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements or arrangements (inclusive of amendments and other modifications thereto but exclusive of Lease Agreements).

“Copyrights” means copyrights, including registered copyrights and pending applications to register the same.

“DCF” means Delaware Capital Formation, Inc.

“Debt Financing Agreements” has the meaning specified in Section 7.6(a)

“Documentation Period” means the first period of 15 consecutive Business Days (provided that April 3, 2015 shall not constitute a Business Day for purposes of the Documentation Period) from the date that is 10 calendar days after the date of this Agreement; provided, that the Documentation Period shall end on any earlier date that is the date on which the Financing is consummated.

“DOJ” means the U.S. Department of Justice.

“Dover 401(k) Plan” has the meaning specified in Section 8.2(g).

“Dover Canada” has the meaning specified in the Preamble.

“Dover Legal” has the meaning specified in Section 12.18(a).

“Dover US” has the meaning specified in the Preamble.

“Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

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“End Date” means the date that is forty-five (45) days after the date hereof, or such later date to which Buyer and Sellers may mutually agree in writing.

“Environmental Laws” means all Requirements of Law or Orders, in each case, concerning worker health and safety, pollution, or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as enacted or in effect as of or prior to the Closing Date.

“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.

“Equity Allocation Schedule” has the meaning specified in Section 2.5(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) an amount equal to the Estimated Closing Date Cash, minus (iii) an amount equal to the Paid Closing Date Debt and minus (iv) an amount equal to the Paid Closing Date Transaction Expenses.

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Expenses” means any and all reasonable out of pocket expenses actually incurred in connection with any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Financial Statements” has the meaning specified in Section 5.4.

“Financing” has the meaning specified in Section 6.4.

“Financing Commitments” has the meaning specified in Section 6.4.

“Financing Sources” means the entities, including lenders, that have committed to provide or arrange (or are considering committing to provide or arrange) or otherwise entered into agreements in connection with all or any part of the Financing or other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their officers, directors, employees, agents and Representatives and their respective successors and assigns and their Affiliates’ officers, directors, employees, agents and Representatives.

“Foundation IP Assets” means the IP Assets set forth on Exhibit G hereto.

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“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract, including any order, delivery order, purchase order, or blanket purchase agreement, between any Acquired Company and any Governmental Body and any subcontract under which any Acquired Company has agreed to provide goods or services to a prime contractor or to a higher-tier subcontractor where the end customer is a Governmental Body, in each case that (i) is currently in effect or (ii) has been in effect in the past but has not been closed after receiving final payment.

“Governmental Approval” means an authorization, consent, approval issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Body.

“Governmental Body” means any transnational, domestic or foreign federal, state, provincial, local or other governmental authority, department, court, agency, or regulatory body, including any political subdivision thereof.

“Governmental Permits” has the meaning specified in Section 5.7.

“Guaranteed Obligations” has the meaning specified in Section 12.20.

“Hazardous Material” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in, or any other material, substance or waste for which Liability or standards of conduct may be imposed under, Environmental Laws.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments, (iii) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), excluding commitments securing performance under contractual obligations in the ordinary course of business, (iv) all obligations under capitalized leases, (v) all obligations arising from cash/book overdrafts, (vi) all declared but unpaid dividends or distributions by the Acquired Companies, (vii) all amounts owing or due under any interest rate, currency, swap or other hedging agreements, (viii) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (i) through (vii), but excluding any guarantees of performance under contractual obligations in the ordinary course of business, and (ix) all outstanding prepayment premiums and breakage costs, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (viii).

“Indemnifiable Proceedings” means the Proceedings set forth on Schedule 1.1 hereto and any other Proceeding having the same subject matter and claims thereof and involving one or more of the Acquired Companies as a named defendant.

“Indemnified Party” has the meaning specified in Section 11.3(a).

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“Indemnitor” has the meaning specified in Section 11.3(a).

“Insurance Policies” has the meaning specified in Section 5.20.

“Intellectual Property” means all intellectual and proprietary rights of any nature throughout the world, including Copyrights, Patent Rights, Trademarks, Trade Secrets, Internet domain names and Software.

“IP Assets” has the meaning specified in the Recitals.

“IP Assignments” has the meaning specified in Section 3.4(i).

“ISA” has the meaning specified in Section 5.21.

“Joint Defense Agreement” means a joint defense, common interest and confidentiality agreement, in the form attached hereto as Exhibit F, with such other terms as the parties may mutually agree.

“Knowledge of Sellers” means, as to a particular matter, the actual knowledge of the following persons: Jeff Kijak, Susan Tuohy, Vijay Sundharam, Scott Wargo, Kimberly Votava, Harry Labbe and Ernie Hawkins.

“Lease Agreements” has the meaning specified in Section 5.8(b).

“Leased Real Property” has the meaning specified in Section 5.8(b).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect, accrued, absolute, contingent or otherwise, and irrespective of when asserted or by whom.

“Losses” means any and all actual out of pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, Taxes, deficiencies or other charges; provided, that Losses shall not include (i) punitive, exemplary, incidental, special, treble, consequential or indirect damages, except for amounts paid to third parties in respect of such Losses or (ii) the loss of anticipated or future business or profits, income or revenue, loss of reputation, opportunity cost damages or diminution in value (and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses).

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“Material Adverse Effect” means any event, change, circumstance, effect or occurrence (any such item, an “Effect”) on (x) the Acquired Companies, that individually or when taken together with all other Effects, has or would reasonably expected to have a material adverse effect on the assets, properties, liabilities, business, financial condition or results of operations of the Acquired Companies (taken as a whole), or (y) the ability of Sellers to perform their obligations hereunder or consummate the transactions contemplated hereby without material delay, but shall exclude any prospects and shall also exclude any event, change, circumstance, effect or occurrence resulting or arising from (a) any change or prospective change in any Requirements of Law or GAAP or interpretation thereof; (b) any change in interest rates or general economic conditions in the industries or markets in which the Acquired Companies operate or affecting the United States of America or foreign economies in general; (c) any change (including any change made by any Governmental Body) that is generally applicable to the industries or markets in which the Acquired Companies operate; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any omission to act or action taken by any Seller or any Acquired Company with the express written consent of Buyer (including those omissions to act or actions taken which are permitted by this Agreement); (f) any national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (g) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; (i) any item identified in the Schedules; or (j) any effect that is cured by any Seller or any Acquired Company prior to the Closing; provided, however, that in the case of each of clauses (a), (b), (c) and (g) of the foregoing, such Effects shall not be excluded to the extent that such Effects, individually or in the aggregate, have had or would reasonably be expected to have a disproportionate adverse effect on the assets, properties, liabilities, business, financial condition or results of operations of the Acquired Companies (taken as a whole) relative to other companies operating in the same industry in which the Acquired Companies operate.

“Material Contracts” has the meaning specified in Section 5.12.

“Material Customers” has the meaning specified in Section 5.23.

“Material Suppliers” has the meaning specified in Section 5.23.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“OFAC” has the meaning specified in Section 5.21.

“Order” means any order, determination, judgment, injunction, award, decree, ruling or writ of any Governmental Body.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

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“Owned Intellectual Property” means all (i) Intellectual Property owned by the Acquired Companies and (ii) IP Assets.

“Owned Real Property” has the meaning specified in Section 5.8(a).

“Paid Closing Date Debt” means the Closing Date Debt actually paid by Buyer at the Closing in accordance with Section 3.2(b).

“Paid Closing Date Transaction Expenses” means the Closing Date Transaction Expenses actually paid by Buyer at the Closing in accordance with Section 3.2(c).

“Parent” means Dover Corporation, a Delaware corporation.

“Patent Rights” means United States and foreign patents and patent applications, including continuations, continuations-in-part, divisionals, reexaminations or reissues thereof.

“PBGC” has the meaning specified in Section 5.15(b).

“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or pursuant to the Requirements of Law for sums not yet due and payable; (c)  Encumbrances identified in the Schedules; (d) Encumbrances or imperfections on tangible property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the tangible property affected by such Encumbrance or imperfection; (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (f) applicable Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Business; (g) registered easements, rights of way or servitudes; and (h) Encumbrances not created by the Acquired Companies that affect the underlying fee interest of any Leased Real Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, or (c) any other compensation or benefit plan, policy, program, agreement or arrangement, whether or not subject to ERISA, that is sponsored, maintained, contributed to or required to be contributed to by any Acquired Company, other than any plan, program, policy or arrangement which is maintained by a Governmental Body or which is required to be maintained to satisfy Requirements of Law, under or with respect to which any Acquired Company has any Liability, or that is sponsored, maintained or contributed to by Parent or one of its Affiliates (other than an Acquired Company) and in which any current or former employee or service provider of any Acquired Company is eligible to participate.

“Pre-Closing Engagements” has the meaning specified in Section 12.19(a).

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“Preliminary Cash Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).

“Preliminary Closing Statement” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Debt Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Purchase Price Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.3(a)(ii).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a)(ii).

“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit or investigation, whether judicial or administrative, of any Person or Governmental Body.

“Proposed Withholding” has the meaning specified in Section 3.5.

“Purchase Price” has the meaning specified in Section 2.2(a).

“RBC Parent” has the meaning specified in the Preamble.

“Related Parties” has the meaning specified in Section 12.16.

“Related Party Contract” has the meaning specified in Section 5.19.

“Release” means the release, spill, emission, leaking, pumping, pouring, injection, escaping, dumping, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

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“Representative” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, counsel, financial advisors, financing sources, auditors, agents and other authorized representatives.

“Required Information” means the information specified on Schedule 1.2.

“Requirements of Law” means any national, supra-national, federal, state, provincial and local laws (including common law), statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Sargent Aerospace” has the meaning specified in the Recitals.

“Sargent Aerospace Equity Interests” has the meaning specified in the Recitals.

“Sargent Canada” has the meaning specified in the Recitals.

“Sargent Canada Shares” has the meaning specified in the Recitals.

“Sargent US Shares” has the meaning specified in the Recitals.

“Section 338(h)(10)” means any Taxes attributable to or resulting from the Section 338(h)(10) election.

“Schedules” means the schedules delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller under this Agreement or in connection herewith.

“Seller Combined Return” has the meaning specified in Section 8.1(b).

“Seller Fundamental Representations” has the meaning specified in Section 11.1(a).

“Seller Group Member” means Sellers and their respective Affiliates, directors, officers, employees, and their respective successors and assigns.

“Seller Indemnified Tax” has the meaning specified in Section 8.1(a).

“Sellers” has the meaning specified in the Preamble.

“Sellers’ Counsel” has the meaning specified in Section 12.19(a).

“Shares” has the meaning specified in the Recitals.

“Sidley” has the meaning specified in Section 12.19(a).

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“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies.

“Sonic” has the meaning specified in the Recitals.

“Sonic Shares” has the meaning specified in the Recitals.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Target Working Capital Lower Threshold” means $49,000,000.

“Target Working Capital Upper Threshold” means $53,000,000.

“Tax” means (a) any federal, state, local or foreign net income, gross income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (b) any other tax, custom, duty, governmental fee, escheat, abandoned or unclaimed property law obligation or other like assessment or charge of any kind whatsoever, in each case whether disputed or not and together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body.

“Tax Benefit” has the meaning specified in Section 11.6(a).

“Tax Package” has the meaning specified in Section 8.1(b).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax, and any attachments thereto.

“Third Person Claim” has the meaning specified in Section 11.4(a).

“Trade Secrets” means proprietary or confidential ideas, trade secrets, know-how, inventions, discoveries, designs, drawings, concepts, methods, processes, practices, procedures, formulae, specifications, data, databases, data collections, reports, customer lists, mailing lists, business plans, and other proprietary or confidential technical and business information.

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“Trademarks” means registered United States federal, state and foreign and unregistered trademarks, service marks, trade names, service names, trade dress, and other indicia of origin, and all applications, registrations, and renewals thereof, together with the goodwill associated with any of the foregoing.

“Transaction Expenses” means any fees, commissions, costs and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any fees, costs and expenses or payments of any of the Acquired Companies related to any transaction bonus, success bonus, discretionary bonus, change-of-control payment, retention or other similar bonuses or compensatory payments made to any employee or consultant of any of the Acquired Companies or any of their respective Affiliates (together with the portion of any payroll taxes payable by the Acquired Companies in connection therewith), in each case solely as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, (excluding, for the avoidance of doubt, the payment of the Purchase Price to Sellers pursuant to this Agreement); provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).

“Transferring Employees” has the meaning specified in Section 8.2(a).

“Transition Services Agreement” means a transition services agreement, in the form attached hereto as Exhibit E, with such other terms as the parties may mutually agree.

“US Base Purchase Price” means $487,250,000, which is in respect of the US Shares and the IP Assets.

“WARN Act” has the meaning specified in Section 5.16(c).

“Working Capital” means (a) the consolidated current assets of the Acquired Companies (excluding Cash and Cash Equivalents, income tax assets, whether current or deferred, and intercompany receivables between and among Parent and its Affiliates (other than intercompany receivables in respect of hosting Transferring Employees, including any payroll, facility costs and IT infrastructure charges associated therewith)) minus (b) the consolidated current liabilities of the Acquired Companies (excluding Indebtedness, Transaction Expenses, income tax liabilities, whether current or deferred, and intercompany payables among Parent and its Affiliates (other than intercompany payables in respect of hosting Transferring Employees, including any payroll, facility costs and IT infrastructure charges associated therewith)), in each case calculated in accordance with Exhibit C and the adjustment methodologies for certain items as set forth therein and the Accounting Principles.

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Section 1.2           Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

Article II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1           Purchase and Sale of the Shares and IP Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Dover Canada shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Dover Canada all of Dover Canada’s rights, title and interests in and to the Sargent Canada Shares, (b) Dover US shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Dover US all of Dover US’ rights, title and interests in and to the Avborne Shares, Sonic Shares and Sargent Aerospace Equity Interests, in each case, free and clear of all Encumbrances (other than transfer restrictions arising under applicable Requirements of Law), and (c) DCF, pursuant to the IP Assignments, shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from DCF all of DCF’s rights, title and interests in and to the IP Assets free and clear of all Encumbrances.

Section 2.2           Purchase Price.

(a)          The purchase price (the “Purchase Price”) to be paid by Buyer to Sellers shall be equal to:

(i)          the Base Purchase Price;

(ii)         plus the Closing Date Working Capital Adjustment Amount (which may be a positive or negative number);

(iii)        minus an amount equal to the amount necessary to discharge in full the Indebtedness as of the Closing Date (the “Closing Date Debt”);

(iv)        minus an amount equal to the Transaction Expenses, to the extent not paid prior to the Closing (the “Closing Date Transaction Expenses”); and

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(v)         plus an amount equal to the Closing Date Cash.

provided, however, that the Canadian Base Purchase Price portion of the Base Purchase Price shall be paid to Dover Canada, and the US Base Purchase Price portion of the Base Purchase Price shall be paid to Dover US (or any other payee at the direction of Dover US), in each case as adjusted pursuant to the foregoing Sections 2.2(a)(ii) through (v) as each such item relates to the Sargent Canada Shares, on the one hand, or the Sargent US Shares and IP Assets, on the other hand, respectively.

(b)          Not less than two (2) Business Days prior to the Closing Date, Dover US shall deliver to Buyer a certificate executed by a duly authorized officer thereof, dated the date of its delivery, setting forth (i) the best and good faith estimate by Dover US of (A) the Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Cash”), (B) the Closing Date Debt and (C) the Closing Date Transaction Expenses, and (ii) based on such estimates, a calculation of the Estimated Purchase Price, all in reasonable detail (with appropriate backup calculations and supporting documentation) and prepared in accordance with the Accounting Principles and Exhibit C, as applicable (and which, for the avoidance of doubt, will specify which portion thereof relates to Dover Canada and which portion thereof relates to Dover US).

Section 2.3           Purchase Price Adjustments

(a)          As promptly as practicable (but not later than sixty (60) days) following the Closing Date, Buyer shall:

(i)          prepare, in accordance with the Accounting Principles and in a manner consistent with the illustration and adjustment methodologies set forth in Exhibit C (which sets forth the Closing Date Working Capital as if the Closing occurred on the Balance Sheet Date), a consolidated balance sheet of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”); and

(ii)         deliver to Dover US the Preliminary Closing Date Balance Sheet and a certificate setting forth in reasonable detail (A) Buyer’s calculation of (1) Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Working Capital Determination”), (2) Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Cash Determination”), (3) Closing Date Debt (the “Preliminary Debt Determination”) and (4) Closing Date Transaction Expenses (the “Preliminary Transaction Expenses Determination”) and (B) based on such calculations, a calculation of the Purchase Price (the “Preliminary Purchase Price Determination” and, together with the Preliminary Closing Date Balance Sheet, the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Debt Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”);

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provided, however, that until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price determinations are final and binding on the parties pursuant to this Section 2.3, Dover US and its accountants shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to Dover US’s entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow Dover US and its accountants to become informed concerning all matters relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.

(b)          Following receipt of the Preliminary Closing Statement, if Dover US has any objections to such document as prepared by Buyer, Dover US shall deliver written notice to Buyer of such dispute within forty-five (45) days after the date of such receipt thereof. In the event that Dover US does not notify Buyer of a dispute with respect to the Preliminary Closing Statement within such 45-day period, the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash”, “Closing Date Debt”, “Closing Date Transaction Expenses” and “Purchase Price”, respectively, for purposes of this Agreement. In the event of notice of such dispute, Dover US and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and Dover US, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Dover US provides written notice to Buyer of Dover US’s objections, then Buyer and Dover US shall engage the Auditors to conduct a review of Dover US’s objections to the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and/or Preliminary Purchase Price Determination, as the case may be, as promptly as reasonably practicable (such review to be completed not later than thirty (30) days after the Auditors are requested to conduct such review) and, upon completion of such review, to deliver written notice to Dover US and Buyer setting forth the Auditors’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.3. The Auditors’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement. In resolving such objections, the Auditors shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement and the decision of the Auditors shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Debt Determination, Preliminary Transaction Expenses Determination and Preliminary Purchase Price Determination as agreed by Buyer and Dover US or as determined by the Auditors, as the case may be, shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash”, “Closing Date Debt”, “Closing Date Transaction Expenses” and “Purchase Price”, respectively, for purposes of this Agreement.

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(c)          The parties hereto shall make available to the Auditors (if applicable), such books, records and other information (including work papers) that the Auditors may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Auditors hereunder shall be paid by Buyer, on the one hand, and Dover US, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.4           Purchase Price Adjustment Payment. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Debt, Closing Date Transaction Expenses and Purchase Price pursuant to Section 2.3, the parties shall take the following actions, as applicable:

(a)          if the Purchase Price as finally determined pursuant to Section 2.3 exceeds the Estimated Purchase Price, then Buyer shall pay to Sellers by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Dover US; and

(b)          if the Estimated Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.3, then Sellers shall pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount of such excess to the bank account or accounts specified by Buyer;

provided, however, that any such payments required to be made to or by Sellers pursuant to this Section 2.4 shall be made to or by Dover US and/or Dover Canada in the relative proportions as such amounts actually relate to the Sargent Canada Shares, on the one hand, or the Sargent US Shares and IP Assets, on the other hand, respectively (as contemplated by Section 2.2).

Section 2.5           U.S. Purchase Price Allocation

(a)          Within 30 days following the determination of the Purchase Price pursuant to Section 2.3, Buyer and Dover US shall negotiate in good faith to draft a schedule (the “Equity Allocation Schedule”) allocating the portion of the Purchase Price paid to (or as directed by) Dover US among the Sargent US Shares and the IP Assets; provided, however, that:

(i)          $4,500,000 of the Purchase Price paid to (or as directed by) Dover US shall be allocated to the Foundation IP Assets; and

(ii)         the remaining portion of the Purchase Price paid to (or as directed by) Dover US shall be allocated to the Sargent US Shares and the IP Assets other than the Foundation IP Assets.

(b)          Within 30 days following the completion of the Equity Allocation Schedule, Buyer and Dover US shall negotiate in good faith to draft a schedule (the “Asset Allocation Schedule”) further allocating the portion of the Purchase Price allocated to the Sargent Aerospace Equity Interests and the Avborne Shares pursuant to the Equity Allocation Schedule (including, for purposes of this Section 2.5, any other consideration deemed paid to Sellers in respect thereof) among the assets of Sargent Aerospace and Avborne, respectively. The Asset Allocation Schedule shall be reasonable and shall be prepared in accordance with Sections 1060 and 338(h)(10) of the Code (as applicable) and the Treasury Regulations thereunder.

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(c)          Tax Reporting.

(i)          If Buyer and Dover US agree to the Equity Allocation Schedule, then Buyer and each Seller shall (and Buyer and each Seller shall cause its respective Affiliates to) file all Tax Returns, if any, in a manner consistent with such Equity Allocation Schedule, and neither Buyer nor Sellers shall (and neither Buyer nor any Seller shall permit its respective Affiliates to) take any position for Tax purposes inconsistent with such Equity Allocation Schedule.

(ii)         If Buyer and Dover US agree to the Asset Allocation Schedule, then Buyer and each Seller agrees that (x) it shall file Internal Revenue Service Forms 8594 and 8883 (as applicable) and provide the other promptly with any other information required by it to complete Internal Revenue Service Forms 8594 and 8883, and (y) shall (and Buyer and each Seller shall cause its respective Affiliates to) file all Tax Returns, if any, in a manner consistent with the Asset Allocation Schedule, and neither Buyer nor Sellers shall (and neither Buyer nor any Seller shall permit its respective Affiliates to) take any position for Tax purposes inconsistent with the Asset Allocation Schedule.

(iii)        If Buyer and Dover US do not agree to an Equity Allocation Schedule or an Asset Allocation Schedule, then Buyer and Dover US shall be entitled to allocate the portion of the Purchase Price paid to Dover US among the Sargent US Shares and IP Assets, or among the assets of Sargent Aerospace and Avborne, as the case may be, in any manner it so determines in its sole discretion and neither shall have any obligation to the other with respect to any such allocation; provided, however, that if Buyer and Dover US do not agree to an Asset Allocation Schedule, (x) they will employ the principles and procedures of Section 2.3(b) to allocate an appropriate portion of the Purchase Price among the assets of Sargent Aerospace and Avborne, and (y) they and their Affiliates shall be subject to Section 2.5(c)(i) and (ii) with respect to the allocation described in the preceding clause (x) as if such allocation were an Asset Allocation Schedule.

Article III

CLOSING

Section 3.1           Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), provided, that if the Documentation Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature can only be satisfied on the Closing Date), the Closing shall occur instead on the earlier to occur of (a) a date during the Documentation Period specified by Buyer on no less than two (2) Business Days’ notice to Sellers, (b) the second (2nd) Business Day following the end of the Documentation Period or (c) at such other date, time and place (including remotely via the exchange of executed documents and other deliverables by PDF) as shall be agreed upon by Buyer and Dover US (subject, in each case of clauses (a) through (c) above, to the satisfaction or waiver of the conditions set forth in Article IX for the Closing as of the date determined pursuant to this proviso). The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”

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Section 3.2           Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a)          Buyer shall pay to Sellers in accordance with Section 2.2 the Estimated Purchase Price, by wire transfer of immediately available funds to the bank account or accounts specified by Dover US in writing at least two (2) Business Days prior to the Closing Date;

(b)          Buyer shall (on behalf of the Acquired Companies) repay in full the Closing Date Debt, to the extent set forth in any payoff letter delivered by Dover US pursuant to Section 3.4(f), by wire transfer of immediately available funds to the bank account or accounts specified by the holders of such Indebtedness in writing at least two (2) Business Days prior to the Closing Date; and

(c)          Buyer shall pay by wire transfer of immediately available funds to the bank account or accounts specified by Dover US in writing at least two (2) Business Days prior to the Closing Date, an amount sufficient to pay in full each Closing Date Transaction Expense (or, at Dover US’s discretion, Buyer shall pay to the Acquired Companies such funds to pay such amounts).

Section 3.3           Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Dover US all of the following:

(a)          a copy of Buyer’s certificate of incorporation certified within five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)          a certificate of good standing of Buyer issued within five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)          a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Dover US, as to (i) no amendments to the certificate of incorporation of Buyer since the date of the certificate delivered to Dover US pursuant to Section 3.3(a); (ii) the bylaws of Buyer in effect as of the Closing Date and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby;

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(d)          a duly executed counterpart of Buyer to the Transition Services Agreement;

(e)          a duly executed counterpart of Buyer to the Joint Defense Agreement; and

(f)          the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer in form and substance reasonably satisfactory to Dover US.

Section 3.4           Dover US’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Dover US shall deliver to Buyer all of the following:

(a)          for each Acquired Company, a copy of the certificate or articles of incorporation or formation, as applicable, of such Acquired Company certified within five (5) Business Days prior to the Closing Date by the Secretary of State (or other applicable authority) of the state or province of incorporation or organization of such Acquired Company;

(b)          for each Acquired Company, a certificate of good standing (or equivalent certificate issued in the applicable jurisdiction) of such Acquired Company issued within five (5) Business Days prior to the Closing Date by the Secretary of State (or other applicable authority) of the state or province of incorporation of such Acquired Company;

(c)          a certificate of the secretary or an assistant secretary of Dover US, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate or articles of incorporation or formation of each Acquired Company since the date of the certificate or articles delivered to Buyer pursuant to Section 3.4(a); (ii) the bylaws or operating agreement, as applicable, of such Acquired Company in effect as of the Closing Date; and (iii) the resolutions of the board of directors or board of managers, as applicable, of each Seller authorizing the execution and performance of this Agreement and any Seller Ancillary Agreement to which such Seller is a party and the transactions contemplated hereby and thereby;

(d)          the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of each Acquired Company, except as requested otherwise by Buyer in writing not less than fifteen (15) Business Days prior to the Closing Date;

(e)          the certificates representing the Shares (to the extent certificated), duly endorsed to Buyer or accompanied by duly executed stock powers, in form and substance reasonably satisfactory to Buyer, in proper form for transfer to Buyer;

(f)          a pay-off letter from each Person or Persons to whom any amounts of Closing Date Debt are owed and shall be paid at the Closing;

(g)          a certificate of Dover US’s non-foreign status in accordance with Sections 897 and 1445 of the Code;

(h)          a duly executed counterpart of Dover US to the Transition Services Agreement;

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(i)          an assignment of trademarks and trade secrets, each duly executed by DCF and in substantially the forms of Exhibits D-1 and D-2, respectively (collectively, the “IP Assignments”), with respect to the IP Assets;

(j)          documentation to Buyer’s reasonable satisfaction evidencing the satisfaction of the covenants set forth in Section 7.5;

(k)          documentation to Buyer’s reasonable satisfaction evidencing the termination of any guarantee, credit support or other financial assurance provided by any Acquired Company for the benefit of the Sellers or any of their Affiliates (other than the Acquired Companies;

(l)          the original corporate record books and stock record books of the Acquired Companies to the extent that such record books exist and are not in the possession of the Acquired Companies as of the Closing;

(m)          a duly executed counterpart of Dover US to the Joint Defense Agreement;

(n)          the certificate contemplated by Section 9.3(c), duly executed by an authorized officer of Dover US in form and substance reasonably satisfactory to Buyer; and

(o)          the IRS Form 8023 and related documents contemplated by Section 8.1(e)(ii).

Section 3.5           Withholding. Buyer shall not be entitled to deduct or withhold any amounts from consideration otherwise payable in connection with the Closing to Sellers or any of their Affiliates pursuant to this Agreement, unless (i) Buyer provides written notice to Dover US not less than ten (10) days prior to the Closing Date that Buyer believes a specified amount is required to be so deducted and withheld from such consideration with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law (the “Proposed Withholding”) (which written notice shall be accompanied by reasonable supporting detail) and (ii) Dover US consents in writing to such Proposed Withholding prior to the Closing (in which case Buyer shall only be permitted to withhold up to the amount so specified). If Dover US does not so consent to the Proposed Withholding, Buyer shall not withhold any such amounts, and Dover US shall indemnify and hold harmless Buyer and its Affiliates for any Taxes as a result of Buyer’s failure to make the Proposed Withholding. To the extent the Proposed Withholding is made in accordance with this Section 3.5, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers or such Affiliate of Sellers in respect of which such deduction and withholding was made.

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Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Dover US represents and warrants to Buyer on the date hereof and as of the Closing Date (except for those representations and warranties made as of a particular date, which shall be made as of such date) as follows:

Section 4.1           Organization; Authority of Sellers.

(a)          Each Seller and DCF has been duly incorporated or organized and is validly existing under the laws of the jurisdiction of its incorporation. Each Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Each Seller (and DCF with respect to the IP Assignments) has the requisite power and has been duly authorized by all necessary action on the part of such entity to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements and IP Assignments to which it is a party. This Agreement has been duly authorized, executed and delivered by each Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each of the Seller Ancillary Agreements and IP Assignments to which either of the Sellers or DCF is a party has been duly authorized by such Seller or DCF, and, upon execution and delivery by such Seller or DCF, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of such Seller or DCF, enforceable against such Seller or DCF in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2           Title to Shares and IP Assets.

(a)          Dover Canada is the sole record and beneficial owner of all of the Sargent Canada Shares and Dover US is the sole record and beneficial owner of all of the Avborne Shares, Sonic Shares and Sargent Aerospace Equity Interests, in each case, free and clear of all Encumbrances (other than transfer restrictions arising under applicable Requirements of Law). Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.

(b)          Except as set forth in Schedule 4.2(b), DCF is the sole legal, beneficial and record owner of, and has good and marketable title in all of the IP Assets free and clear of all Encumbrances. Except as set forth in Schedule 4.2(b) and except for this Agreement, there are no agreements, arrangements, plans or understandings of any character assigned or granted by DCF or to which DCF is a party relating to the IP Assets. At the Closing, DCF will deliver to Buyer (or its designated Affiliate) good and marketable title to the IP Assets, free and clear of all Encumbrances.

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Section 4.3           No Brokers. No Seller nor any Person acting on behalf of any Seller or subsidiary of any Seller has incurred any Liability to pay any fee, commission or other similar amount, contingent or otherwise, to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 4.4           No Other Representations. Except for the representations and warranties contained in this Article IV and in Sections 5.1(b), 5.1(c), 5.3, and 5.9, no Seller nor any other Person acting on behalf of any Seller makes any representation or warranty, express or implied, regarding any Seller, DCF or the Shares.

Article V

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Dover US represents and warrants to Buyer on the date hereof and as of the Closing Date (except for those representations and warranties made as of a particular date, which shall be made as of such date) as follows:

Section 5.1           Organization; Capital Structure of the Acquired Companies; Power and Authority.

(a)          Each Acquired Company has been duly incorporated or organized and is validly existing under the laws of the state of its incorporation or organization. Each Acquired Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Acquired Company has the requisite corporate or other power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in all material respects in the manner that it was conducted immediately prior to the date of this Agreement.

(b)          Schedule 5.1 sets forth the authorized capital stock or other equity interests of each of the Acquired Companies and the number of shares or the ownership percentages of each class of capital stock or other equity interests of the Acquired Companies that are issued and outstanding and the owner of such shares or other equity interests. The Shares are owned by Dover US or Dover Canada, as applicable, and are free of any third party rights. Except for the Shares, there are no shares of capital stock or other equity securities of any Acquired Company issued, reserved for issuance or outstanding. All of the outstanding Shares (i) are duly authorized, validly issued, and as applicable, fully paid and nonassessable, (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of such Acquired Company or any Contract to which the applicable Seller or such Acquired Company is a party or otherwise bound and (iii) have been offered, sold and issued in compliance with applicable Requirements of Law.

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(c)          Except for this Agreement, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of the Acquired Companies or outstanding securities of the Acquired Companies that are convertible into or exchangeable for capital stock of the Acquired Companies.

Section 5.2           Subsidiaries and Investments. None of the Acquired Companies has any Subsidiary and none of the Acquired Companies owns or has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any other Person.

Section 5.3           Conflicts. Except as set forth in Schedule 5.3, neither the execution and delivery by any Seller or DCF of this Agreement or any of the Seller Ancillary Agreements or IP Assignments to which such Seller or DCF is a party and the consummation by such Seller or DCF of any of the transactions contemplated hereby or thereby, nor the compliance by such Seller, DCF or any Acquired Company with, or fulfillment by such Seller, DCF or any Acquired Company of, the terms, conditions and provisions hereof or thereof will:

(a)          assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), (x) require any consent or other action by any Person under, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of any rights, benefits or obligations under (i) the Organizational Documents or business licenses of any of the Acquired Companies, (ii) any Lease Agreement or Material Contract, (iii) any Order to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound or (iv) any Requirements of Law affecting the Acquired Companies or (y) result in the creation or imposition of any Encumbrance upon any of the Shares, any of the assets of any of the Acquired Companies or any of the IP Assets, other than, in the case of subclauses (ii), (iii) and (iv) in clause (x) of the foregoing, any such violations, breaches, defaults, rights, or loss of rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby; or

(b)          require the approval, consent, authorization or act of, the notice to or the making by any of the Acquired Companies of any declaration, filing or registration with, any Governmental Body, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required in connection with the Taxes described in Section 8.1 and (iii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect or prevent the consummation of any of the transactions contemplated hereby.

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Section 5.4           Financial Statements; Inventory Schedule 5.4(a) contains copies of (i) the unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2014 (the “Balance Sheet Date”) and December 31, 2013, and the related unaudited consolidated statements of profit and loss and cash flows of the Acquired Companies for the years then ended (the “Financial Statements”). Except as set forth in the notes thereto or as described on Schedule 5.4(a), the Financial Statements present fairly in all material respects, in conformity with GAAP as applied on a consistent basis, the consolidated financial position, results of operations and cash flows of the Acquired Companies, as of their respective dates and for the respective periods covered thereby.

Section 5.5           Operations Since Balance Sheet Date. From the Balance Sheet Date to the date hereof, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the Acquired Companies have conducted the Business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the Balance Sheet Date to the date hereof, except as set forth in Schedule 5.5, none of the Acquired Companies has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.4.

Section 5.6           Taxes. Except as set forth in Schedule 5.6,

(a)          all material Tax Returns required to have been filed by or on behalf of the Acquired Companies have been timely filed (taking into account extensions properly obtained) and are true, correct, and complete in all material respects; and all Taxes required to have been paid by or on behalf of the Acquired Companies were shown to be due on the Tax Returns referred to in the prior clause and have been timely paid;

(b)          none of the Acquired Companies has waived or extended any statute of limitations in respect of Taxes of any of the Acquired Companies which waiver is currently in effect; no material audit, investigation or other action or proceeding with respect to Taxes of any of the Acquired Companies is currently pending or the subject of written notification received by any of the Acquired Companies; all material deficiencies asserted or assessments made (including as a result of any examination of the Tax Returns referred to in clause (a)) by a taxing authority have been paid in full; and no claim has been made by a taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by such jurisdiction;

(c)          no Acquired Company shall be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax law) entered into prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing or (v) election under Section 108(i) of the Code;

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(d)          each Acquired Company (and each subsidiary of an Acquired Company) is properly classified in the manner set forth on Schedule 5.6(f);

(e)          Avborne is a wholly owned subsidiary of Dover US and joins with Dover US in filing a consolidated U.S. federal income tax return;

(f)          none of the Acquired Companies (i) has been party to any transaction treated or intended by the parties thereto as one to which Section 355 of the Code applied in whole or in part, (ii) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group of which a Seller or one of its Affiliates is the parent), (iii) has any Liability for the Taxes of any Person (other than another Acquired Company or Parent or any of its Affiliates) under Section 1.1502-6 of the Code (or any similar provision of Tax law) or as a transferee or successor, or (iv) has participated or engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Code; and

(g)          since December 31, 2013, none of the Acquired Companies has made, changed or rescinded any material Tax election, changed or adopted any Tax annual accounting period or Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled any material Tax audit, claim or assessment, surrendered or abandoned any right to claim a Tax refund.

(h)          This Section 5.6 and so much of Section 5.15 as relates to Taxes contain the sole and exclusive representations and warranties with respect to matters relating to Taxes, and notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 shall cause any Seller to be liable for any Taxes for which such Seller is not expressly liable pursuant to Section 8.1 (relating to Tax matters).

Section 5.7           Governmental Permits. Except as set forth in Schedule 5.7, each of the Acquired Companies owns, holds or possesses all licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body that are necessary to entitle it to conduct the Business in all material respects as conducted immediately prior to and on the date of this Agreement (collectively, the “Governmental Permits”), or except where the failure to hold such licenses, permits, or other authorizations would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect. Each of the Governmental Permits owned, held or possessed by any of the Acquired Companies is valid, subsisting and in full force and effect, except as would not reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect. Except as set forth in Schedule 5.7, the operation of the Business as currently conducted is not, and since January 1, 2013 has not been, in material violation of, nor is any Acquired Company in default or material violation under, any Governmental Permit and, to the Knowledge of Sellers, no event has occurred which would constitute a default or violation of any material term, condition or provision of any Governmental Permit.

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Section 5.8           Real Property.

(a)          Schedule 5.8(a) sets forth a list of each parcel of real property owned by any of the Acquired Companies (collectively, the “Owned Real Property”) and the record owner thereof. An Acquired Company has good, marketable and valid fee simple title to all of the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. None of the Acquired Companies have an option to acquire any real property, or have leased or otherwise granted to any Person the right to use or occupy the Owned Real Property.

(b)          Schedule 5.8(b) sets forth (i) a list, by street address, of all leasehold interests of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) a list of all leases, subleases, licenses and other agreements for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments, extensions, renewals, guaranties, supplements and other material agreements thereto, collectively, the “Lease Agreements”). Except as set forth in Schedule 5.8(b), with respect to each Lease Agreement, (i) each Lease Agreement is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity, (ii) the Acquired Companies are not in or, to the Knowledge of Sellers, alleged to be in, material breach or material default under any of the Lease Agreements, (iii) the applicable Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Lease Agreement has not been disturbed, and to the Knowledge of Sellers, there are no material disputes with respect to such Lease Agreement, (iv) the Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (v) the Acquired Companies have not collaterally assigned or granted any other security interest in such Lease Agreement or any interest therein.

Section 5.9           Intellectual Property.

(a)          Schedule 5.9(a) contains an accurate and complete list of the owner, application and registration or grant number (if applicable) and relevant jurisdiction for each of the registrations and applications for registration for Copyrights, Patent Rights, Trademarks and Internet domain names owned by the Acquired Companies which are material to the conduct of the Business as currently conducted and used in connection with the Business (the “Company Intellectual Property”) or included in the IP Assets.

(b)          Schedule 5.9(b) contains an accurate and complete list of all Software owned or used by the Acquired Companies in the conduct of the Business as currently conducted.

(c)          Except as disclosed in Schedule 5.9(c), (i) DCF owns the entire right, title and interest in and to all of the IP Assets, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) the Acquired Companies are the exclusive owners, free and clear of all Encumbrances (other than Permitted Encumbrances), or have the right to use pursuant to a valid written contractual right or license all Intellectual Property (other than the IP Assets) that is necessary for the operation of the Business. Immediately after the Closing, neither of the Sellers nor DCF, nor any of their Affiliates, will own any Intellectual Property that is used in, or necessary for, the operation of the Business, except for any Intellectual Property provided pursuant to the Transition Services Agreement.

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(d)          Except as disclosed in Schedule 5.9(d), to the Knowledge of Sellers: (i) all registrations for Company Intellectual Property identified in Schedule 5.9(a) are valid and in force, and all applications to register Company Intellectual Property so identified are pending and in good standing, all without challenge of any kind; (ii) the Company Intellectual Property (other than with respect to pending applications) is valid and in force; and (iii) no other Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property; and (iv) since January 1, 2013, none of the Acquired Companies or DCF has filed any Proceeding or provided any written notice of an infringement, misappropriation, dilution, or other violation by any Person of their respective rights to, or in connection with, the Owned Intellectual Property.

(e)          Except as disclosed in Schedule 5.9(e), (i) no infringement, misappropriation, dilution or other violation by any of the Acquired Companies or DCF of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business between January 1, 2013 and the date hereof, except, in each case, as would not reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect and (ii) no written notice of a claim of any infringement, misappropriation, dilution or other violation of any Intellectual Property of any other Person has been received by any of the Acquired Companies or DCF in respect of the conduct of the Business between January 1, 2013 and the date hereof.

(f)          Except as disclosed in Schedule 5.9(f), as of the date hereof, no Proceedings are pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies or DCF which challenge the validity, enforceability, use or ownership of any of the Owned Intellectual Property, except, in each case, as would not reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect.

Section 5.10         No Violation, Litigation or Regulatory Action.

(a)          Except as set forth in Schedule 5.10(a), (i) since January 1, 2013, the Acquired Companies have complied and are in compliance, in each case in all material respects, with each Requirement of Law and Order that is applicable to their respective properties, assets, operations or business; and (ii) since January 1, 2013, to the Knowledge of Sellers, no Acquired Company has been under investigation with respect to or received any notice from any Governmental Body indicating that it is or may be in material violation of any Requirements of Law.

(b)          Except as set forth in Schedule 5.10(b):

(i)          as of the date hereof, there are no Proceedings pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies, the Business or any assets or properties used in the Business that are reasonably expected to adversely affect the Acquired Companies (taken as a whole) in any material respect;

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(ii)         as of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies or the Business that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(iii)        none of the Acquired Companies nor any assets or properties used in the Business is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of the Acquired Companies to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

None of the representations and warranties contained in this Section 5.10 shall be deemed to relate to Tax matters (which are governed by Section 5.6), ERISA, employee benefits matters and employee relations and agreement (which are governed by Sections 5.15 and 5.16) or Environmental Matters (which are governed by Section 5.17).

Section 5.11         Contracts. Except as set forth in Schedule 5.11, as of the date of this Agreement, none of the Acquired Companies is a party to and none of the Acquired Companies or their respective assets or properties is bound by:

(a)          any personal property lease requiring (A) annual rentals of $250,000 or more or (B) aggregate payments by an Acquired Company of $500,000 or more;

(b)          any Contract for the purchase of services, supplies, raw materials, components, equipment or other tangible assets which is reasonably expected to involve payment by the Acquired Companies of more than $1,000,000 in the fiscal year ending December 31, 2015;

(c)          any Contract for the sale of any services, products, goods, supplies, equipment or other assets which is reasonably expected to involve payment to the Acquired Companies of more than $1,000,000 in the fiscal year ending December 31, 2015;

(d)          any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds, Contracts or other instruments involving Indebtedness in an amount in excess of $500,000 or any guaranties of any such Indebtedness;

(e)          all settlement, conciliation, or similar agreements or Contracts with any Governmental Body or pursuant to which any Acquired Company is obligated to pay consideration after the date of this Agreement in excess of $250,000;

(f)          any license of, or other Contract granting any of the Acquired Companies the right to use, any Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted;

(g)          any Contract containing a put, call or similar right pursuant to which any Acquired Company could be required to purchase or sell, as applicable, any securities or assets;

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(h)          any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the three year period immediately preceding the date hereof;

(i)          any employment or consulting Contract with an individual providing for payment of base salary or similar payments by one of the Acquired Companies of an amount in excess of $150,000 per year;

(j)          any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association, including the CBA;

(k)          any Contract for capital expenditures involving payments of more than $500,000 individually, or $2,000,000 in the aggregate, after the date hereof;

(l)          any partnership, joint venture, limited liability company or other similar Contract or arrangement;

(m)          any Contract with another Person which limits or restricts the ability of any of the Acquired Companies to enter into or engage in any market or line of business or with any Person, that contains “most favored nation” obligations, or that establishes an exclusive sale or purchase obligation with respect to any product or service or any geographic location (except for such agreements which shall not apply to any of the Acquired Companies upon Closing).

Section 5.12         Status of Contracts. Except as set forth in Schedule 5.12, each of the leases, Contracts or other arrangements or commitments set forth in Schedule 5.11 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. Except as set forth in Schedule 5.12, (i) the Acquired Companies are not in and, to the Knowledge of Sellers, no other party to a Material Contract is in, material breach or material default under any of the Material Contracts and (ii) none of the Acquired Companies has received any written notice of any material breach or material default under any Material Contract. Dover US has made available to Buyer true, correct and complete copies of each Material Contract.

Section 5.13         Government Contracts. Since January 1, 2013, each Acquired Company has complied with all material terms and conditions of, and all Requirements of Law relating to, each Government Contract that is material to the operations of the Business, and no Acquired Company has received written notice from any Governmental Body or any prime contractor or subcontractor asserting that such Acquired Company has breached or violated any Requirements of Law, certification, representation, clause, provision or requirement relating to any Government Contract in any material respect. Since January 1, 2013, no Acquired Company has (a) breached or violated any Requirements of Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract; (d) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Body or other customer or prime contractor or higher-tier subcontractor with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Body or other customer or prime contractor or higher-tier subcontractor any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) received any government contract on the basis of any Acquired Company’s qualification as a small business or other preferred bidder status; or (g) had any Government Contract terminated by any Governmental Body or other customer or prime contractor or higher-tier subcontractor for default or failure to perform in accordance with applicable, in each case except as would not reasonably be expected to affect the Acquired Companies (taken as a whole) in any material respect.

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Section 5.14         Sufficiency of Assets. On the Closing Date (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Schedule 5.3 or as contemplated by Section 5.3(b)), except as set forth on Schedule 5.14, the assets of the Acquired Companies and the IP Assets will, together with the services provided pursuant to the Transition Services Agreement, constitute all of the assets (tangible and intangible) necessary to conduct the Business immediately following the Closing in all material respects as it has been conducted during the twelve (12) months prior to the Closing; provided, however, that nothing in this Section 5.14 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash and Cash Equivalents or Working Capital (or the availability of the same); provided, further, that this Section 5.14 shall not be deemed to be breached as a result of any action that any Seller or any Acquired Company is required or permitted to take pursuant to Section 7.4, or for which Buyer has provided its consent. DCF does not hold title to, or have any right to, any assets of the Business other than the IP Assets.

Section 5.15         Employee Benefits.

(a)          Each material Plan is listed in Schedule 5.15(a). With respect to each Plan, Sellers have provided to Buyer prior to the date hereof a true and correct copy of such Plan (and all amendments thereto) or the Plan’s most recent summary plan description, or, if the Plan is unwritten, a written summary of the material terms thereof. With respect to each Plan listed in Schedule 5.15(a), except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Acquired Companies (taken as a whole), (i) such Plan has been established, maintained, funded and operated in compliance with the terms of such Plan and the applicable Requirements of Law, including the Code and ERISA; (ii) all contributions, distributions, reimbursements and premium payments that are due have been or will be timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA); and (iv) there are no material Proceedings or asserted claims with respect to any such Plan (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter for a prototype or volume submitter plan, Sellers have provided Buyer a copy of each such letter, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan. None of the Acquired Companies has any Liability with respect to the provision of or provides any post-termination or retiree health, medical or life insurance or other welfare benefits to current or former employees or service providers of any of the Acquired Companies or any other Person.

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(b)          Except as set forth on Schedule 5.15(b), no Plan is, and none of the Acquired Companies sponsors, maintains, contributes to, is required to contribute to or has any Liability under or with respect to, a Multiemployer Plan or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code. With respect to each Plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect: (i) the minimum funding standard has been satisfied and all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (ii) all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iii) no notice of intent to terminate such Plan has been filed, nor has any amendment been adopted to treat any such Plan as terminated; (iv) the PBGC has not instituted proceedings to treat the Plan as terminated; (v) no event has occurred or circumstance exists that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan; (vi) no event has occurred or circumstance exists that would reasonably be expected to result in a liability under or with respect to Section 4062(e) or 4069 of ERISA; (vii) no such Plan has been or is currently considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; and (viii) there has been no reportable event within the meaning of Section 4043 of ERISA. None of the Acquired Companies has any current Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. The Acquired Companies have materially complied and are in material compliance with the requirements of Section 4980B of the Code.

(c)          Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, in each case in and of itself, will (i) entitle any current or former director, officer, employee or other service provider of any Acquired Company to any severance pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due, to any such current or former director, officer, employee or other service provider of any Acquired Company; (iii) result in the payment of any amount or benefit (whether in cash or property or the vesting of property) that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code, or (iv) result in any indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.

(d)          Schedule 5.15(d) separately designates each Plan covering Persons working primarily outside the United States. Each such Plan has been maintained, funded and administered in compliance in all material respects with its terms and the applicable Requirements of Law.

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Section 5.16         Employee Relations and Agreements.

(a)          Except for the CBA, none of the Acquired Companies (nor, with respect to the Transferring Employees. any of their Affiliates) is a party to any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association.

(b)          (i) There are and, since January 1, 2013, have been no labor strikes, work stoppages or lockouts pending, or, to the Knowledge of Sellers, threatened, against or by any of the Acquired Companies or involving the Transferring Employees; (ii) to the Knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of any of the Acquired Companies; (iii) no Acquired Company (nor, with respect to the Transferring Employees, any of their Affiliates) is a party to or, to the Knowledge of Sellers, has been threatened in writing with, any dispute with any of its employees or any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Acquired Companies or the Transferring Employee in each case except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies (taken as a whole) in any material respect; (iv) each Acquired Company (and, with respect to the Transferring Employees, each of their Affiliates) is and, since January 1, 2013, has been in compliance in all material respects with all applicable Requirements of Law respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health, and (v) with respect to the transactions contemplated by this Agreement, each Acquired Company (and, with respect to the Transferring Employees, each of their Affiliates) has or prior to Closing will have (x) provided all notice to employees and/or their representatives required under the CBA or Requirements of Law, and (y) materially satisfied its bargaining, consultation and similar obligations owed to employees and/or their representatives required under the CBA or Requirements of Law.

(c)          Except as would not reasonably be expected to result in material Liability to the Acquired Companies (taken as a whole), each Acquired Company has paid to each current and former employee and other individual service provider all wages, salaries, overtime, bonuses, commissions, fees, and other compensation due and payable for services rendered. Since January 1, 2013, none of the Acquired Companies has implemented any employee layoffs or plant closures that implicated or could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Requirement of Law (collectively, the “WARN Act”) and no such events are currently planned, contemplated or announced.

Section 5.17         Environmental Matters. Except as set forth in Schedule 5.17:

(a)          the Acquired Companies are and, since January 1, 2013, have been in compliance in all material respects with all applicable Environmental Laws and, without limiting the foregoing, the Acquired Companies own, hold or possess all Governmental Permits which are necessary under Environmental Laws to conduct the Business in all material respects as conducted immediately prior to the date of this Agreement, and all such Governmental Permits are valid, subsisting and in full force and effect, in all material respects;

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(b)          none of the Acquired Companies is subject to any settlement, Proceeding or Order, alleging or addressing a material violation of or material Liability under any Environmental Law;

(c)          none of the Acquired Companies has received any written notice or claim to the effect that it is or may be liable in any material respect to any Person, including any Governmental Body, under any Environmental Law (including as a result of the Release of a Hazardous Material);

(d)          none of the Acquired Companies has treated, stored, disposed or arranged for disposal of, transported, handled or Released any Hazardous Material in a manner so as to give rise to any material Liability on the part of the Acquired Companies under any Environmental Law;

(e)          none of the Acquired Companies has assumed either by contract or, to the Knowledge of Sellers, by operation of law, any material Liability of any other Person (other than another Acquired Company) relating to any Environmental Law; and

(f)          the Acquired Companies have furnished to Buyer copies of all material environmental audits, assessments and reports, and all other material documents related to environmental Liabilities, in the possession or under the control of the Acquired Companies or Sellers, in each case which were prepared in the last five (5) years and which relate to the past or current operations, properties or facilities of the Business.

The representations and warranties set forth in this Section 5.17 are Sellers’ sole and exclusive representations regarding Environmental Matters.

Section 5.18         No Undisclosed Liabilities. As of the date hereof, none of the Acquired Companies is subject to any material Liability, whether absolute, contingent, accrued or otherwise, of a nature that would be required to be included on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected on, or reserved against in, the balance sheet dated as of the Balance Sheet Date that is included in the Financial Statements, (b) set forth in Schedule 5.18, (c) incurred since the Balance Sheet Date in the ordinary course of business of the Acquired Companies consistent with past practice, or (d) in respect of Transaction Expenses.

Section 5.19         Related Party Contracts. Schedule 5.19 sets forth a list of any Contracts (other than an employment, compensation, employee-loan or benefits-related Contract) by and between any Acquired Company, on the one hand, and any Seller, any Affiliate of any Seller (other than the Acquired Companies) or, to the Knowledge of Sellers, any officer, director or employee of any Seller or any Affiliate of any Seller (including the Acquired Companies), on the other hand (each, a “Related Party Contract”).

Section 5.20         Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid in full. Schedule 5.20 contains a complete and accurate list of all such Insurance Policies. As of the date hereof, none of the Acquired Companies has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to the Knowledge of Sellers, is the termination of any Insurance Policy threatened.

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Section 5.21         Trade Compliance. The Acquired Companies (including any of their respective officers, directors, employees or, to the Knowledge of Sellers, distributors, agents or other persons, in each case, acting on behalf of the Acquired Companies) do not (or, if applicable, are not) directly or, to the Knowledge of Sellers, indirectly as of the date hereof: (i) transact, deal or associate with or provide support to any Person named on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders list maintained by the U.S. Office of Foreign Assets Control (“OFAC”), including but not limited to any Person listed in the annex to Executive Order No. 13224 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or to any Person owned or controlled by a Person on the List of Specially Designated Nationals and Blocked Persons, or to any Person on the U.S. Department of Commerce’s Denied Persons List or Entity List or to any Person on the U.S. Department of State’s Debarred List; (ii) transact, deal or associate with or provide support to the Government of Iran, Cuba, Syria or Sudan, or, to the Knowledge of Sellers, any Person owned or controlled by such government; (iii) have a relationship with, to the Knowledge of Sellers, any terrorist organization or any entity designated by the U.S. as a Foreign Terrorist Organization or a Transnational Criminal Organization; (iv) subject to any U.S. sanctions administered by OFAC or the U.S. Department of State or Commerce, including being on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, being on the Denied Persons List maintained by the U.S. Department of Commerce or being subject to any sanctions imposed under the Iran Sanctions Act of 1996 as amended (“ISA”); or (v) engage in any exportation or reexportation of goods, software or technology that is prohibited under the Export Administration Regulations administered by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered by the U.S. Department of State.

Section 5.22         Anti-Bribery. In the conduct of the business of the Acquired Companies, the Acquired Companies, and to the Knowledge of Sellers, their respective directors, officers, employees and agents, in their capacities as such, are and during the past five (5) years have been in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010 and any other applicable laws concerning corrupt payments. Furthermore, (i) to the Knowledge of Sellers, there is no investigation or litigation by a Governmental Body pursuant to any applicable laws concerning corrupt payments pending or threatened against any of the Acquired Companies; and (ii) the Acquired Companies have not, to the Knowledge of Sellers, received any written allegation, inquiry, information request, or notice from a Governmental Body of potential liability under any applicable law concerning corrupt payments.

Section 5.23         Customers / Suppliers. Schedule 5.23 lists (a) the ten (10) largest suppliers of the Acquired Companies (based on the total amount purchased from such supplier by the Acquired Companies on a collective basis), for the fiscal year ended December 31, 2014 (each a “Material Supplier”) and (b) the ten (10) largest customers of the Acquired Companies (based on total revenues received by the Acquired Companies on a collective basis from such customer), for the fiscal year ended December 31, 2014 (each a “Material Customer”). Since January 1, 2015 through the date hereof, none of the Acquired Companies have received any written notice from any Material Supplier or Material Customer stating that such supplier or customer will cease to supply or purchase products or services to or from the Acquired Companies or will substantially reduce the use or supply of products or services to the Acquired Companies.

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Section 5.24         No Brokers. None of the Acquired Companies nor any Person acting on their behalf has paid or become obligated to pay any fee, obligation, commission or similar amount, contingent or otherwise, to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.25         No Other Representations. Except for the representations and warranties contained in this Article V, no Seller makes any representation or warranty, express or implied, regarding the Acquired Companies, the IP Assets or the Business.

Article VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers on the date hereof and as of the Closing Date (except for those representations and warranties made as a of a particular date, which shall be made as of such date) as follows:

Section 6.1           Organization of Buyer. Each of Buyer and RBC Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and RBC Parent has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased, except where the failure to have such power and authority would not, individually or in the aggregate, materially impair the ability of Buyer or RBC Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.2           Authority of Buyer; Conflicts.

(a)          Each of Buyer and RBC Parent has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and RBC Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s and RBC Parent’s respective boards of directors and do not require any further authorization, consent or other proceeding of Buyer, RBC Parent or their respective stockholders. This Agreement has been duly and validly authorized, executed and delivered by each of Buyer and RBC Parent and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of each of Buyer and RBC Parent enforceable against each of Buyer and RBC Parent in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

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(b)          Neither the execution and delivery by Buyer or RBC Parent of this Agreement or by Buyer of any of the Buyer Ancillary Agreements or the consummation by Buyer or RBC Parent of any of the transactions contemplated hereby or thereby nor compliance by Buyer or RBC Parent with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)          assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer or RBC Parent, (B) any material Contract to which Buyer or RBC Parent is a party or any of its properties is subject or by which Buyer or RBC Parent is bound, (C) any Order to which Buyer or RBC Parent is a party or by which it is bound or (D) any Requirements of Law affecting Buyer or RBC Parent, other than, in the case of clauses (B), (C) and (D) above, any such violations, breaches, conflicts, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer or RBC Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)         require the approval, consent, authorization or act of, the notice to or the making by Buyer or RBC Parent of any declaration, filing or registration with, any Governmental Body, except for (A) in connection with or in compliance with the provisions of the HSR Act, (B) such filings as may be required in connection with the Taxes described in Section 8.1, and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3           No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(a)          as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer, RBC Parent or their respective Subsidiaries which are reasonably expected to materially impair the ability of Buyer or RBC Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(b)          as of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or RBC Parent that question the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements; and

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(c)          neither Buyer nor RBC Parent is subject to any outstanding Order that prohibits or otherwise restricts the ability of Buyer or RBC Parent to consummate fully the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4           Financial Capability. Buyer will have at the Closing sufficient immediately available U.S. funds to enable Buyer to pay the Purchase Price, to permit Buyer to perform in a timely manner all of its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, in accordance with the terms and subject to the conditions herein. Buyer has delivered to Sellers true and complete copies, including all exhibits and schedules thereto, of the fully executed commitment letter, dated as of the date hereof (the “Financing Commitments”), between Buyer and the Financing Sources party thereto, pursuant to which such Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth in the Financing Commitments (the “Financing”). The Financing, when funded, together with Buyer’s other available capital, will be sufficient for Buyer to pay the Purchase Price at the Closing and to consummate the transactions contemplated by this Agreement, in accordance with the terms and subject to the conditions herein. The Financing Commitments have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Buyer and, to Buyer’s knowledge (assuming due authorization, execution and delivery of the parties thereto (other than Buyer)), the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Financing Commitments, other than as expressly set forth herein and in the Financing Commitments. Subject to the satisfaction of the conditions contained in Section 9.1 and Section 9.3, as of the date hereof, Buyer does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Buyer’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Buyer on the Closing Date, subject to the completion of the Documentation Period and the performance of each Seller of its obligations under this Agreement. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Buyer has delivered a true, correct and complete copy to Dover US prior to the date of this Agreement (other than with respect to fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions, which may be redacted, but which redacted information do not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), engagement letters and fee credit letters, as of the date of this Agreement there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments and delivered to Dover US prior to the date of this Agreement. Buyer has fully paid (or caused to be fully paid) all commitment fees and other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments.

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Section 6.5           Investment Intent.

(a)          Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b)          Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the officers of the Acquired Companies and Persons acting on the Acquired Companies’ and Sellers’ behalf concerning the terms and conditions of the purchase of the Shares. Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties expressly and specifically set forth in this Agreement, as qualified by the Schedules, and the Seller Ancillary Agreements and IP Assignments. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or otherwise restrict the ability of the Buyer to bring, or be used as a defense against, any claim against any Seller or its Affiliates in the case of actual fraud.

Section 6.6           Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and for a period of not less than ninety (90) days thereafter: (a) the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due and mature; and (c) Buyer will have adequate capital to carry on its businesses.

Section 6.7           No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements.

Section 6.8           No Other Representations. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer.

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Article VII

ACTIONs PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1           Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Sellers shall cause the Acquired Companies to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records of the Acquired Companies and shall furnish to Buyer or such authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that (i) no Seller shall be required to violate any obligation of confidentiality, Order or Requirements of Law to which such Seller or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (but in such event Sellers shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby); (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any employees of the Acquired Companies without Dover US’s prior written consent; (iii) Sellers and the Acquired Companies shall not be required to furnish or otherwise make available to Buyer customer-specific data or competitively sensitive information; and (iv) the obligations of Sellers pursuant to this Section 7.1 shall be subject to the right of each Seller to determine, in its sole discretion, the appropriate timing of the disclosure of information it deems proprietary commercial information or privileged information. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or Sellers, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Dover US’s prior written consent, which shall be in Dover US’s sole discretion.

Section 7.2           Notifications. Buyer and Dover US shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.3           Consents of Third Parties; Governmental Approvals.

(a)          During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall, at the request of any other party hereto, use its reasonable best efforts to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of any party or any of such party’s Affiliates (including the Acquired Companies on, after or prior to the Closing Date) to pay money to any third party, commence or participate in any litigation (except to the extent required to so participate to comply with Section 7.3(b)(ii)), offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided further, however, that, prior to the Closing, neither Buyer nor its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider or lessor of any Acquired Company, or any other third party (other than any Governmental Body) in connection with any such consent without Dover US’s prior written consent.

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(b)          Without limiting the generality of (but subject to) the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Body (including those in connection with the HSR Act). Buyer and Dover US shall keep the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Body and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, and shall permit the other party to review any substantive communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and shall give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)          Without limiting the generality of the foregoing, to the extent not filed prior to the date hereof, the parties hereto shall cooperate with each other and shall use their reasonable best efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as soon as practicable following the date of this Agreement, but in no event later than five (5) Business Days after the date hereof, and shall request early termination of the applicable waiting period. The parties shall also respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Buyer shall pay one hundred percent (100%) of all filing fees paid to any Governmental Body in connection with any required Governmental Approval, including the filing fee required in connection with the HSR Act filing.

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(d)          Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, Buyer agrees to use reasonable best efforts to enable the Closing to occur as soon as reasonably possible, provided, that Buyer shall not be obligated to (x) take any action or (y) defend against any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, in each case, in order to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Requirements of Law, including under the HSR Act, that may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement, including (i) seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (ii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, (iii) selling, divesting, licensing or disposing of assets or businesses of Buyer (or its subsidiaries or other Affiliates, including, following the Closing, the Acquired Companies) or (iv) otherwise taking or committing to take actions that limit Buyer’s freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer (or its subsidiaries or other Affiliates, including, following the Closing, the Acquired Companies), except to the extent that any of the foregoing actions described in this Section 7.3(d) would not affect the Acquired Companies and the Business (taken as a whole) in any material respect (in which case such action would be required to be taken).

Section 7.4           Operations Prior to the Closing Date.

(a)          Each Seller shall use its commercially reasonable efforts to, and to cause the Acquired Companies to, operate and carry on the Business in the ordinary course consistent with past practice and substantially as operated immediately prior to the date of this Agreement.  Consistent with the foregoing, each Seller shall use its commercially reasonable efforts to, and shall cause the Acquired Companies to use their commercially reasonable efforts to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors of the Acquired Companies and others having business relations with the Acquired Companies.

(b)          Without limiting the generality of Section 7.4(a), except as set forth in Schedule 7.4, as expressly contemplated by this Agreement or with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Acquired Companies not to:

(i)          purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business (other than capital expenditures that do not exceed $500,000 individually or $2,000,000 in the aggregate);

(ii)         sell, lease, license, convey, abandon or otherwise transfer or dispose of any assets, properties or interests of any of the Acquired Companies that are material, either individually or in the aggregate, to the Business (other than the sale of inventory in the ordinary course of business consistent with past practice);

(iii)        make any loan, advance or capital contribution to, or investment in, any third party;

(iv)        other than in the ordinary course of business, create or otherwise incur any Encumbrance, other than Permitted Encumbrances, on any material property or asset;

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(v)         settle, or offer or propose to settle, (i) any material Proceeding involving the Business or any Acquired Company, except where the amount paid in settlement or compromise does not exceed the greater of (x) the amount of any reserves reflected in the Financial Statements in respect of such Proceeding, (y) the aggregate coverage provided for under any insurance policy in respect of such Proceeding, or (z) $500,000, in each case, as long as such settlement or compromise does not (A) impose any equitable relief on, or require the admission of wrongdoing by, any Acquired Company, Buyer or its Affiliates, or (B) restrict the ability of the Buyer to conduct the Business following the Closing, or (ii) any Proceeding relating to the transactions contemplated by this Agreement;

(vi)        transfer any material assets to Sellers or any of their respective Affiliates (other than the Acquired Companies);

(vii)       make any material changes to credit or collections practices;

(viii)      create, incur or assume or agree to create, incur or assume any Indebtedness (other than money advanced from Sellers or any Affiliate of Sellers in the ordinary course of business and in a manner consistent with past practice, all of which shall be repaid, cancelled or discharged in full prior to the Closing);

(ix)         adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Acquired Company;

(x)          materially increase the benefits provided under any Plan to any current or former employee of the Acquired Companies, or any current Transferring Employee, other than as required by the terms of any Plan or Contract or pursuant to Requirements of Law;

(xi)         materially increase the base salary, wages or bonus opportunity of any employee of the Acquired Companies, or any Transferring Employee, with an annual base salary of more than $150,000, except as required by the terms of any Plan or Contract or pursuant to Requirements of Law;

(xii)        establish, adopt, materially amend or terminate any Plan (or any arrangement that would be a Plan if in effect on the date of this Agreement), except as required or advisable to comply with Requirements of Law;

(xiii)       hire any new employee to work in the Business, unless such hiring is in the ordinary course consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $150,000;

(xiv)      unless required by this Agreement, transfer employees or other service providers into or out of the Acquired Companies;

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(xv)       implement any employee layoffs that could implicate the WARN Act;

(xvi)      acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(xvii)     terminate, materially adversely modify or amend any Material Contract or enter into any Contract that would be a Material Contract if in existence as of the date hereof;

(xviii)    terminate, materially adversely modify, amend or exercise any option to extend a Lease Agreement, or enter into any Contract that would be a Lease Agreement if in existence as of the date hereof;

(xix)       make any material change in the accounting methods or policies of the Acquired Companies, unless such change is required by GAAP or applicable Requirements of Law, or take any action that would constitute a breach of Section 5.6(h);

(xx)        authorize for issuance, issue, deliver or sell, or create any Encumbrance (that will not be removed prior to Closing) over, or amend the terms of, or agree or commit to issue, sell or, deliver, or create any Encumbrance (that will not be removed prior to Closing) over, or amend the terms of, or grant any options, warrants, or other rights to purchase or obtain any securities of any of the Acquired Companies, other than the issuance of any securities to any of the other Acquired Companies;

(xxi)       (A) delay or postpone any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice), (B) accelerate the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice) or (C) ship products ahead of normally maintained schedules or shipping dates or otherwise accelerate sales or sell products in quantities that are outside of the ordinary course of business relative to the last two (2) years of sales of such products or engage in any practice that could reasonably be considered “channel stuffing” or “trade loading”;

(xxii)      other than supply arrangements in the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency), enter into any material transaction with any Affiliate of the Seller;

(xxiii)     authorize or effect any amendment to the Organizational Documents of the Acquired Companies; or

(xxiv)    approve, resolve or agree to do any of the foregoing.

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Section 7.5           Termination of Related Party Contracts. Except as contemplated by the Seller Ancillary Agreements or the Buyer Ancillary Agreements, on or prior to the Closing Date, (i) all Related Party Contracts other than the Related Party Contracts set forth in Schedule 7.5 shall be terminated and shall be of no further force and effect after the Closing and (ii) Sellers shall settle all intercompany accounts so that there are no intercompany obligations, interest, fees, payables or receivables between an Acquired Company, on the one hand, and any Seller or Affiliate of a Seller (other than another Acquired Company), on the other hand.

Section 7.6           Financing.

(a)          Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to arrange and to consummate the Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Financing Commitments (provided, that Buyer may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, as applicable, which had not executed the Financing Commitments as of the date hereof, or otherwise replace or amend the Financing Commitments so long as any such replacement or amendment would not (x) expand the conditions precedent to the Financing as set forth in the Financing Commitments as of the date hereof, (y) be reasonably expected to delay the Closing or (z) reduce the aggregate amount available under the Financing Commitments below an amount that, when combined with Buyer’s other sources of funds, is sufficient to pay the Purchase Price and all related fees and expenses in connection with this Agreement and the transactions contemplated hereby at the Closing), which reasonable best efforts shall include (i) negotiating definitive agreements with respect thereto on terms and conditions contained therein (the “Debt Financing Agreements”), (ii) satisfying on a timely basis all conditions in the Financing Commitments and the Debt Financing Agreements and (iii) enforcing its rights under the Financing Commitments and the Debt Financing Agreements and (iv) drawing upon any bridge financing provided for therein.

(b)          In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or the Debt Financing Agreements (other than due to the failure of a condition to the consummation of the Financing resulting from a breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement), Buyer shall use its reasonable best efforts to arrange to obtain, as promptly as reasonably practicable, financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less favorable to Buyer than those contained in the Financing Commitments (the “Alternative Financing”) and to obtain (and, when obtained, to provide Sellers with a copy of) a new financing commitment for the Alternative Financing (the “Alternative Financing Commitment Letter”). To the extent applicable, Buyer shall use its reasonable best efforts to arrange and to consummate the Alternative Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Financing Commitment Letter, which reasonable best efforts shall include (i) negotiating definitive agreements with respect thereto on terms and conditions contained therein (the “Alternative Financing Agreements”), (ii) satisfying on a timely basis all conditions in the Alternative Financing Commitment Letter and the Alternative Financing Agreements, (iii) enforcing its rights under the Alternative Financing Commitment Letter and the Alternative Financing Agreements and (iv) drawing upon any bridge financing provided for therein.

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(c)          Buyer shall give Sellers notice as promptly as reasonably practicable (and in any event within two (2) Business Days) following any breach or threatened breach or of any termination or threatened termination by any party of the Financing Commitments or the Debt Financing Agreements and, if applicable, the Alternative Financing Commitment Letter or the Alternative Financing Agreements. Buyer shall keep Sellers informed on a reasonably current basis (and at any time upon either Seller’s reasonable request) in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing.

(d)          Prior to the Closing, Dover US shall use its commercially reasonable efforts to provide to Buyer and the Financing Sources, and shall cause each of the Acquired Companies to use its commercially reasonable efforts to provide, such cooperation as reasonably requested by Buyer and its Financing Sources that is customary in connection with the arrangement of the debt financing, and the other transactions, contemplated in the Financing Commitments, including (i) assistance in the preparation of a customary confidential information memorandum for the Financing and other customary marketing materials to be used in connection therewith, (ii) providing all customary information with respect to the Acquired Companies and the IP Assets and the Business, including all projections to the extent reasonably requested (including financial estimates, budgets, forecasts and other forward-looking information) and other financial information (including the Required Information), as may be reasonably requested in connection with the structuring, arrangement and syndication of the Financing (in each case subject to customary confidentiality arrangements which are no less restrictive than the Confidentiality Agreement), (iii) executing and delivering, as of the Closing, any guarantees, pledge and security documents, other definitive financing documents (including obtaining pay-off letters, lien releases and instruments of termination or discharge), or other certificates or documents contemplated by the Financing Commitments and hedging agreements as may be reasonably requested by the Financing Sources and otherwise reasonably facilitating the pledging of collateral, in each case solely to be executed and delivered by, and relating to, the Acquired Companies, (iv) participating in one or more meetings of prospective lenders (and to the extent necessary, conference calls with prospective lenders) under the Financing at times and locations to be mutually agreed upon; (v) furnishing Buyer promptly with all documentation and other information as reasonably requested by Buyer at or prior to the Closing Date in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (vi) ensuring that there shall be no competing issuances, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities, being issued, offered, placed or arranged by the Acquired Companies or any of their Subsidiaries if such debt securities or commercial bank or other credit facilities could, in the good faith judgment of the lead arranger for the Financing, materially impair the primary syndication of the Financing.

(e)          Buyer acknowledges and agrees that, except as otherwise expressly provided in this Section 7.6, Sellers and Sellers’ Affiliates and representatives have no responsibility for any financing (including, for the avoidance of doubt, the Financing and the Alternative Financing) that Buyer may raise in connection with the transactions contemplated hereby and shall not be requested to sign any authorization letter to the Debt Financing Sources. Sellers and Sellers’ Affiliates shall not have any responsibility for any offering materials or other related documents prepared by or on behalf of or utilized by Buyer or its Affiliates, Lenders or other financing sources, in connection with Buyer’s financing activities related to the transactions contemplated hereby, including any offering memorandum, banker’s book or any other written materials used in connection with any debt or securities offering or other such financing.

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(f)          Notwithstanding anything contained herein to the contrary, compliance by Buyer with this Section 7.6 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

Section 7.7           Cooperation Regarding Financial Statements. Dover US shall use its commercially reasonable efforts and, prior to the Closing, shall cause the Acquired Companies to use their respective commercially reasonable efforts, to provide to Buyer and Buyer’s auditors all cooperation reasonably requested by Buyer and that is customary in connection with the conduct of the Carve-Out Audit by Buyer, in each case at Buyer’s sole cost and expense, including providing all customary access and information with respect to the Acquired Companies, the IP Assets and the Business as may be reasonably requested by Buyer and Buyer’s auditors (in each case subject to customary confidentiality arrangements which are no less restrictive than the Confidentiality Agreement). If requested by Buyer, Dover US shall, and hereby does, consent to Buyer’s engagement of Dover US’ independent auditors for purposes of preparing the Carve-Out Audit and, subject to compliance with such auditors’ internal conflict and confidentiality policies and procedures, the release of any work papers, underlying work product and/or support documentation previously prepared by such auditors with respect to the Acquired Companies and Business to the extent such materials would be useful to the preparation of the Carve-Out Audit. For the avoidance of doubt, Buyer shall be solely responsible for the fees of its auditor (including, if applicable, any auditor engaged by Buyer pursuant to the immediately preceding sentence) incurred with respect to the Carve-Out Audit. Prior to the Closing Date, Dover US shall use its commercially reasonable efforts to provide to Buyer, and shall cause each of the Acquired Companies to use its commercially reasonable efforts to provide to Buyer, unaudited interim consolidated financial statements of the Acquired Companies for each quarterly period ended after December 31, 2014 and ended at least forty-five (45) days prior to the Closing.

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Article VIII

ADDITIONAL AGREEMENTS

Section 8.1           Tax Matters.

(a)          Liability for Taxes.

(i)          Dover US shall be liable for and pay, and subject to the limitations made applicable thereto in Article XI, Dover US agrees to indemnify and hold harmless each Buyer Group Member from and against any Losses and Expenses of or incurred by such Buyer Group Member in connection with or arising from, (x) any Taxes of or imposed on any of the Acquired Companies for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including any Section 338(h)(10) Taxes), (y) any Taxes imposed on an Acquired Company as a result of having been prior to the Closing a member of an affiliated, consolidated, combined or unitary group for Tax purposes, (z) any breach of any warranty or any inaccuracy of any representation contained in Section 5.6(d) or (e) (any such Tax, other than an Excluded Tax, a “Seller Indemnified Tax”); provided, however, that Dover US shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (A) any Tax to the extent shown as a liability or reserve on the Closing Date Balance Sheet and included as a liability in the calculation of Closing Date Working Capital, (B) any Tax imposed on any of the Acquired Companies or for which any of the Acquired Companies may otherwise be liable as a result of any transaction outside the ordinary course of business occurring on the Closing Date after the Closing at the direction of Buyer or (C) any Taxes (other than Section 338(h)(10) Taxes and any Taxes resulting from the sale of Sargent Aerospace) that result from any actual or deemed election under Section 338(h)(10) of the Code or any similar provisions of U.S. state, local or non-U.S. law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer, or any of the Acquired Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Acquired Company for Tax purposes, and (D) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of any of the Acquired Companies by Buyer (Taxes described in this proviso, “Excluded Taxes”). Dover US shall be entitled to any refund of (or credit for) Taxes received by a Buyer Group Member that is attributable to an Acquired Company allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, except to the extent such refund or credit was included as an asset in the calculation of Closing Net Working Capital. Upon the request of Dover US, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which Dover US is entitled pursuant to the preceding sentence.

(ii)         Buyer shall be liable for and pay, and subject to the limitations made applicable thereto in Article XI shall indemnify and hold harmless each Seller Group Member from and against any Losses and Expenses of or incurred by such Seller Group Member in connection with or arising from, (A) any and all Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (other than any such Tax that is a Seller Indemnified Tax) and (B) Excluded Taxes.

(iii)        In the case of any Taxes attributable to an Acquired Company for a Straddle Period, the allocation of such Taxes between the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined (x) in the case of real property and other ad valorem Taxes, by apportioning to each day in such Straddle Period an equal portion of such Taxes and (y) in the case of other Taxes, by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that (A) non-ordinary course transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

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(iv)        Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne 50% by Buyer and 50% by Sellers. With respect to Taxes described in the preceding sentence, Buyer and Sellers shall reasonably cooperate in preparing and filing any such Tax Returns as may be necessary, and the costs of preparing such Tax Returns shall be borne in proportion to the sharing of the related Taxes.

(b)          Tax Returns.

(i)          Dover US shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (A) all Tax Returns that are required to be filed by or with respect to the Acquired Companies on a combined, consolidated or unitary basis with any Seller or any Affiliate thereof (other than the Acquired Companies) (each, a “Seller Combined Return”) and (B) all other income Tax Returns that are required to be filed by or with respect to the Acquired Companies for taxable years or periods ending on or before the Closing Date. In each case, Dover US shall timely remit or cause to be remitted (to the applicable taxing authority or Acquired Company, as appropriate, and taking into account all extensions properly obtained) any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Companies after the Closing Date or taxable years for periods ending on or before the Closing Date (or for Straddle Periods). Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns and no later than two (2) days prior to the filing date of any such Tax Return Dover US shall pay or cause to be paid to Buyer the amount of Seller Indemnified Taxes shown as due thereon.

(ii)         All Tax Returns (other than Seller Combined Returns) that Dover US or Buyer is required to file or cause to be filed pursuant to this Section 8.1(b) that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with the past practice of the Acquired Companies and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except to the extent otherwise required by an applicable Requirement of Law. With respect to any such Tax Return to be filed by Dover US or Buyer, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), Dover US or Buyer, as applicable, shall provide Dover US or Buyer, as applicable, with a draft copy of such Tax Return for its review and reasonable comment.

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(iii)        None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) file, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period), or take any other action (including any voluntary disclosure) that would increase any Tax liability attributable to the Acquired Companies in respect of any taxable year or period ending on or before the Closing Date, without the prior written consent of Dover US (not to be unreasonably withheld, conditioned or delayed), in each case except as may be required by a Requirement of Law.

(iv)        After the Closing Date, Buyer shall cause the Acquired Companies to prepare and provide to Dover US a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) as required by Dover US to enable Dover US to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i) that are unfiled as of the Closing Date The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Acquired Companies; provided, that Dover US shall provide Buyer with prompt and reasonable guidance regarding such past practices. Buyer shall cause the Tax Package to be delivered to Dover US within 120 days after the Closing Date; provided, however, that if the Closing Date occurs after July 31, 2015, Buyer shall cause the Tax Package to be delivered to Dover US within 75 days after the Closing Date.

(c)          Contest Provisions.

(i)          Buyer shall promptly notify Dover US in writing upon receipt by Buyer, any of its Affiliates or any of the Acquired Companies of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which would reasonably be expected to affect the Tax liabilities for which Dover US would be liable pursuant to this Section 8.1.

(ii)         Dover US shall have the right at its sole cost and expense to represent the Acquired Companies’ interests in any income Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Seller Indemnified Taxes, and to employ counsel of its choice at its expense; provided that, other than in the case of a proceeding relating to a Seller Combined Return, Dover US (w) notifies Buyer of its election to control such proceeding within ten (10) days of receiving notice thereof, (x) prosecutes such proceeding diligently and in good faith, (y) keeps Buyer reasonably informed regarding the status of such proceeding and (z) does not agree to any settlement of such proceeding if such settlement would reasonably be expected to adversely affect the tax liability of a Buyer Group Member for any Tax period (or portion thereof) beginning after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. In the case of a Straddle Period, Dover US shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Dover US’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or any of the Acquired Companies may settle any Tax claim for any Seller Indemnified Taxes without the prior written consent of Dover US. which consent shall not be unreasonably withheld or delayed.

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(d)          Assistance and Cooperation. After the Closing Date, Sellers and Buyer shall (and shall cause their respective Affiliates to):

(i)          assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii)         cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;

(iii)        create and retain any documentation or records necessary to determine Tax liability, including, for the avoidance of doubt, escheat liability;

(iv)        make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;

(v)         provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Section 8.1;

(vi)        furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vii)       timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iv) (relating to sales, transfer and similar Taxes); and

(viii)      timely provide to the other powers of attorney or similar authorizations, in each case, only if and to the extent relating to the Acquired Companies and reasonably necessary or helpful in effecting the provisions of this Section 8.1. Additionally, Sellers shall (and shall cause their respective Affiliates to) reasonably cooperate in connection with the earnings and profits and foreign tax credits (each as determined for U.S. federal income tax purposes) of Sargent Canada.

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(e)          Section 338 Election.

(i)          Buyer and Sellers agree that Buyer shall not make nor cause or permit to be made any election under Section 338 of the Code or under any applicable similar provision of state or foreign law with respect to the purchase and sale of Sargent Canada or Sonic pursuant to this Agreement.

(ii)         Buyer and Dover US shall join in making an election with respect to Avborne under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the Avborne Shares (the “Section 338(h)(10) Election”), and none of Buyer or Sellers (or any of their respective Affiliates) shall take any action or fail to take any action that could reasonably be expected to preclude or invalidate the Section 338(h)(10) Election. Dover US and Buyer shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Sections 3.3(g) and 3.4(n) (relating to Closing Date deliveries). If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly make such changes. Each of Buyer and Seller agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Election.

(f)          Treatment for U.S. Income Tax Purposes.  Buyer and Sellers shall treat (A) the purchase and sale of Avborne as a purchase and sale for which an election under Section 338(h)(10) of the Code has been made and (B) the purchase and sale of Sargent Aerospace as a purchase and sale of its assets, in each case for U.S. federal income Tax purposes and, to the greatest extent permitted by Law, for state and local income Tax purposes, and shall take no position inconsistent with such treatment on any Tax Return or in any proceeding before the Internal Revenue Service or any state and local taxing authority.

(g)          Tax Sharing Agreements.  Sellers shall cause any and all existing tax sharing agreements (or other similar agreements or arrangements) to which any Acquired Company is a party to be terminated as of the Closing, in each case in a manner so that after the Closing no Acquired Company shall have any further rights or liabilities thereunder.

Section 8.2           Employee Matters.

(a)          Not later than fifteen (15) days prior to the Closing Date, Buyer or an Affiliate of Buyer shall make an offer of employment to each individual who is employed by any Affiliate of the Acquired Companies (other than any Acquired Company) and whose services primarily relate to the Business (including each employee who is not actively at work on account of illness, disability or leave of absence) as of the date of such offer (a “Transferring Employee”). Such offers of employment shall be effective as of, and contingent upon, the Closing, and shall be on terms and conditions not less favorable than those in effect for such Transferring Employees immediately prior to the Closing. Schedule 8.2(a) lists all Transferring Employees, including their name, job, title, annual salary, and the name of their employer. Such offers of employment for each such Transferring Employee will supersede any prior agreements regarding the terms and conditions of employment as in effect prior to the Closing. Transferring Employees who accept such offer of employment from Buyer or any of its Affiliates, and all of the employees of the Acquired Companies as of the Closing (including each employee who is not actively at work on account of illness, disability or leave of absence), shall collectively be referred to as the “Affected Employees”. Neither the Buyer nor any of its Affiliates shall have any Liability arising from or relating to the separation from employment with any Affiliate of the Acquired Companies of any Transferring Employee, including severance, termination indemnity, or similar payments. Nothing in this Section 8.2 shall limit the ability of Buyer or any of its Affiliates to terminate the employment of any employee (including any Affected Employee) at any time and for any or no reason.

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(b)          For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date (or, if earlier, the date of termination of employment of the relevant employee), Buyer shall or shall cause its Affiliates to provide each Affected Employee base wages or salaries and cash bonus opportunities that are no less favorable than the rates of wages or salaries paid and cash bonus opportunities offered to such Affected Employee by the respective Acquired Company or Affiliate of an Acquired Company immediately prior to the date hereof; provided, however, that Buyer shall or shall cause its Affiliates to comply with the CBA in all respects as it relates to the Affected Employees covered thereby.

(c)          For a period commencing on the Closing Date and ending no earlier than the twelve (12) month anniversary of the Closing Date (or, if earlier, the date of termination of employment of the relevant employee), Buyer shall or shall cause its Affiliates to provide each Affected Employee with employee benefit plans and programs (other than defined benefit pension plans, severance plans or programs, equity-based plans or arrangements, nonqualified deferred compensation plans or arrangements or post-termination or retiree welfare benefit plans or arrangements) (“Buyer’s Benefit Programs”) that are no less favorable in the aggregate to such Affected Employee as those provided to such Affected Employee as of the Closing Date; provided, however, that, with respect to any Affected Employee whose employment is terminated by Buyer or any of its Affiliates on or prior to the twelve (12) month anniversary of the Closing Date, Buyer or any of its Affiliates shall provide such Affected Employee with severance benefits that are no less favorable than (i) those severance benefits available to such Affected Employee under the Plans, or any other Contract or arrangement in place on the date hereof or entered into after the date hereof and prior to the Closing in accordance with Section 7.4, or (ii) those severance benefits available to similarly situated employees of Buyer or its Affiliates, whichever is more favorable; provided, further, however, that Buyer shall or shall cause its Affiliates to comply with the CBA in all respects as it relates to the Affected Employees covered thereby.

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(d)          Buyer shall or shall cause its Affiliates to credit Affected Employees with all service credited to such Affected Employees as of the Closing Date in addition to service earned with Buyer or its Affiliates after the Closing Date for purposes of eligibility, vesting, and levels of benefits, and determining the amount of any vacation, sick days, severance, layoff and similar benefits (but not for purposes of benefit accrual under any defined benefit pension plan, and not for any purpose under any equity-based plan or arrangement) under Buyer’s Benefit Programs to the extent such service was credited for the same purpose under an analogous Plan immediately prior to the Closing; provided, however, that Buyer shall or shall cause its Affiliates to comply with the CBA in all respects as it relates to the Affected Employees covered thereby to the extent required by the terms of the CBA or Requirements of Law and provided that no such service shall be credited to the extent it would result in a duplication of benefits or compensation. Buyer shall or shall cause its Affiliates to waive any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under Buyer’s Benefit Programs with respect to Affected Employees and their dependents to the extent such exclusions, requirements or waiting periods were satisfied or did not apply to such Affected Employees and their dependents under the Plans immediately prior to the Closing Date. Buyer shall or shall cause its Affiliates to use commercially reasonable efforts to credit Affected Employees with any amounts paid under a Plan maintained by any Seller or any of its Affiliates prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the applicable plan year that includes the Closing Date as if such amounts had been paid under a corresponding Buyer’s Benefit Program.

(e)          Buyer shall or shall cause its Affiliates to provide, honor and recognize all accrued but unused vacation for the Affected Employees as of the Closing Date.

(f)          As of the Closing, each of the Acquired Companies shall terminate its participation in each Plan that is not sponsored or maintained by such Acquired Company, and in no event shall any Affected Employee be entitled to accrue any benefits under such Plans with respect to services rendered or compensation paid on or after the Closing Date except as specified in the terms of any such Plan. Except as specifically set forth on Schedule 8.2(f) and except for any Related Party Contracts set forth on Schedule 7.5, Sellers and their Affiliates (other than any of the Acquired Companies) shall assume and retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with any Plan, any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other compensation or benefit plan, program, agreement, Contract, policy or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed to by any of the Sellers, or any of their respective Affiliates (other than the Acquired Companies) or under or with respect to which any of the Sellers, or any of their respective Affiliates (other than the Acquired Companies) has any Liability. The Sellers shall be solely responsible for any obligations under Code Section 4980B with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Buyer and the Acquired Companies shall retain or assume all rights and obligations under each Plan that is sponsored or maintained by the Acquired Companies, whether arising prior to, on or after the Closing Date.

(g)          As of the Closing Date, all Affected Employees shall cease to contribute to and shall become fully vested in their account balances under the Dover Corporation Retirement Savings Plan (the “Dover 401(k) Plan”). Prior to the Closing Date, Sellers shall make to the Dover 401(k) Plan all employer matching contributions that would otherwise have been required to be made as of such date had the Closing not occurred.

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(h)          As soon as practicable after the Closing Date (and in any event not later than sixty (60) days thereafter), Buyer or its Affiliates shall establish or designate, or shall cause the Acquired Companies to establish or designate, a defined contribution plan (the “Buyer 401(k) Plan”). Each Affected Employee who is eligible to participate in the Dover 401(k) Plan immediately prior to the Closing Date shall become eligible to participate in the Buyer 401(k) Plan as soon as practicable after the Closing Date (and in any event not later than sixty (60) days thereafter). The Buyer 401(k) Plan shall be qualified as a salary deferral plan under Section 401(k) of the Code and shall provide the Affected Employees with credit for service and for all purposes for which such service was recognized under the Dover 401(k) Plan, including vesting and eligibility to participate, (i) with Dover Corporation and its Affiliates (including the Acquired Companies) and their respective predecessors prior to the Closing Date, and (ii) with Buyer and its Affiliates (including the Acquired Companies) for all periods on and after the Closing Date. Effective after the Closing Date, each Affected Employee who, as of the Closing Date, is a participant in the Dover 401(k) Plan shall be entitled to a distribution of his or her account balance in accordance with the terms of the Dover 401(k) Plan as in effect from time to time and applicable Requirements of Law, and Buyer shall take any and all action necessary to ensure that the Buyer 401(k) Plan shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Dover 401(k) Plan, including the amount of any unpaid balance of any participant loan made under the Dover 401(k) Plan, if such rollovers are elected by any Affected Employees.

(i)          The parties do not intend for this Section 8.2 to amend any Plans or arrangements or other benefit or compensation plans, programs, policies, agreements or create any rights or obligations except between the parties (including any third-party beneficiary rights); (ii) no Affected Employee or other current or former employee of any of the Acquired Companies, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder; (iii) except as provided in this Section 8.2 nothing shall limit the ability of Buyer or any of its Affiliates (including following the Closing, the Acquired Companies) from amending, modifying or terminating any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; and (iv) nothing in this Agreement shall create any obligation on the part of Buyer or any of its Affiliates to continue the employment of any Affected Employee following the Closing.

Section 8.3           Non-Competition; Non-Solicitation.

(a)          Subject to Section 8.3(b), as a material inducement to Buyer to enter into this Agreement, Sellers shall not, and each Seller shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i)          for a period of two (2) years following the Closing Date, own, manage, control, undertake, participate in, carry on, be engaged in, or in any other manner advise or knowingly assist any other Person in connection with the operation of, any Competing Business Activities anywhere in the world; and

(ii)         for a period of one (1) year following the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any Affected Employee to resign or otherwise leave the employ of Buyer or any Acquired Company or otherwise hire, employ, engage or contract with any Affected Employee to perform services other than for the benefit of Buyer or any Acquired Company.

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(b)          Notwithstanding Section 8.3(a), Sellers and their respective Affiliates shall not be prohibited from or restricted in any way with respect to: (i) advertising job openings by use of newspapers, magazines, the Internet and other media not directed at Affected Employees or hiring any such Affected Employees that responds solely as a result thereof, (ii) hiring or soliciting any Affected Employee who has terminated employment with Buyer, any Acquired Company or any Affiliate thereof, so long as there was no solicitation by any Seller or its Affiliates prior thereto; (iii) continuing to engage in any business that any such Seller or any of its Affiliates (other than the Acquired Companies) engages in as of the date of this Agreement, (iv) holding not more than ten percent (10%) of the outstanding voting securities of any company (whether public or private) that is primarily engaged in Competing Business Activities, provided such Seller or Affiliate does not control, directly or indirectly, such company, or (v) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Competing Business Activity, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from the Competing Business Activities were less than fifteen (15%) of the total consolidated revenues of such business.

(c)          Each Seller acknowledges that a violation of this Section 8.3 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Each Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.3, Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against such Seller or such Affiliate of such Seller to prevent any violations of this Section 8.3, without the necessity of posting a bond.

(d)          The Sellers recognize and acknowledge that the territorial, time, line of business and other scope provisions set forth in this Section 8.3 are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the business being acquired by Buyer in connection with the transactions contemplated hereby. In the event that any such territorial, time, line of business or scope provision is deemed to be unreasonable, against public policy or otherwise unenforceable as written by a court of competent jurisdiction, Buyer and the Sellers agree, and the Sellers submit, to such court’s alteration, amendment or reduction of any or all of said territorial, time or scope limitations so as to make such provisions be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction (giving maximum effect to this Section 8.3 as drafted to the extent compatible with such laws), such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

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Section 8.4           Confidentiality. From and after the Closing until the expiration of Buyer’s obligation under Section 12.6, each Seller shall, and shall cause its Affiliates to, treat and hold as confidential and refrain from disclosing to any third party all Confidential Information; provided, that each Seller or Affiliate thereof may disclose Confidential Information (A) in connection with the transactions contemplated hereby or any disputes or actions in connection therewith, or to comply with legal or accounting requirements (including the rules of the New York Stock Exchange), (B) to the extent required for Tax reporting or filing purposes or preparation of financial statements, (C) to the extent reasonably required to be incorporated into or consolidated with financial and/or tax information of other businesses of Sellers or their Affiliates or (D) to any other Person to which such delivery or disclosure may be necessary or appropriate in connection with any litigation to enforce its rights under this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements. Notwithstanding the foregoing restrictions, in the event that a Seller or any its Affiliates is requested or required by applicable Requirements of Law, regulation, stock exchange rule or Proceeding (including pursuant to written or oral question or request for information or documents) to disclose any Confidential Information, such Seller or Affiliate shall be entitled to so comply; provided that to the extent legally permissible, Dover US shall notify RBC Parent promptly of the request or requirement so that RBC Parent may seek (at its sole cost) an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any such Seller or Affiliate, based on the advice of legal counsel, is required to disclose any Confidential Information, such Seller or Affiliate may disclose the Confidential Information solely to the extent so required; provided, however, that such Seller or Affiliate shall use commercially reasonable efforts to obtain (at Buyer’s sole cost) an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Article IX

CONDITIONS PRECEDENT

Section 9.1           Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)          HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)          No Restraint. No court or other Governmental Body having jurisdiction over Buyer, any Seller or any of the Acquired Companies shall have issued any Order which is then in effect and has the effect of restraining or prohibiting the transactions contemplated hereby.

Section 9.2           Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

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(a)          Representations and Warranties. The representations and warranties contained in Article VI of this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement and (ii) failures of the representations and warranties contained in Article VI to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)          Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)          Closing Certificate. There shall have been delivered to Sellers a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

(d)          Buyer’s Closing Deliverables. Buyer shall have delivered to Sellers each of the items set forth in Section 3.3.

Section 9.3           Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement and (ii) failures of the representations and warranties contained in Articles IV and V of this Agreement to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Performance. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)          Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Dover US by a duly authorized officer of Dover US, confirming the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b).

(d)          Dover US’s Closing Deliverables. Dover US shall have delivered to Buyer each of the items set forth in Section 3.4.

(e)          No “Material Adverse Effect”. Since the date hereof, there shall have not occurred a Material Adverse Effect.

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Section 9.4           Frustration of Closing Conditions. Neither Buyer nor any Seller may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily caused by such party’s failure to act in good faith or to satisfy its obligations as required by Section 7.3(b).

Article X

Termination

Section 10.1         Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a)          by mutual written consent of Dover US and Buyer;

(b)          on or after the End Date, by Dover US, on the one hand, or Buyer, on the other hand, by written notice to the other party if the Closing has not occurred on or before the date such notice is properly given (including with respect to the end of the Documentation Period); provided, however, that if the applicable waiting period under the HSR Act has not expired or otherwise been terminated by the second (2nd) Business Day prior to the End Date, the End Date shall automatically be extended for thirty (30) days; provided further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation in accordance with this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c)          prior to, on or after the End Date, by Dover US by written notice to Buyer if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment or (ii) Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by Dover US;

(d)          prior to, on or after the End Date, by Buyer by written notice to Dover US if (i) the condition set forth in Section 9.1(a) shall have become incapable of fulfillment or (ii) any Seller has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Dover US by Buyer; or

(e)          by either Dover US, on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

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Section 10.2         Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for this Section 10.2 and Article XII, and except that such termination shall not relieve any party of any liability for any breach of this Agreement or fraud prior to such termination. Notwithstanding anything to the contrary contained herein, Sellers hereby (i) acknowledge that none of the Financing Sources (or any stockholder or Representative of the Financing Sources) shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Financing, the Financing Commitments or the performance thereof, (ii) waive any rights or claims against any of the Finance Sources (and any stockholder or Representative of the Financing Sources) in connection with the Financing or the Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and (iii) agree not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source (or any stockholder or Representative of the Financing Sources) in connection with this Agreement, the Financing, the Financing Commitments or the transactions contemplated hereby.

Article XI

INDEMNIFICATION

Section 11.1         Indemnification by Dover US.

(a)          Subject to the limitations set forth in this Article XI, from and after the Closing, Dover US agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation contained in Article IV or Article V or any certificate delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any breach by any Seller of, or the failure by such Seller to perform, any of such Seller’s covenants or obligations contained in this Agreement, (iii) any Indemnifiable Proceeding and (iv) any Excluded Liability (as such term is defined in the Assignment Agreement); provided, however, that Dover US shall be required to indemnify and hold harmless Buyer Group Members under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:

(x)          the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim or series of related claims exceeds $100,000 (it being understood that (A) such amount shall be a deductible for which Dover US shall bear no indemnification responsibility and (B) any claim equal to or less than $100,000 shall be disregarded in the determination of the aggregate amount of Losses and Expenses pursuant to Section 11.1(b)(y), below);

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(y)          the aggregate amount of such Losses and Expenses exceeds $5,000,000 (it being understood that such amount shall be a deductible for which Dover US shall bear no indemnification responsibility); and

(z)          the aggregate amount required to be paid by Dover US does not exceed $25,000,000 (the “Cap”);

provided further, however, that the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer Group Members in respect of (A) any breach or inaccuracy of the representations and warranties set forth in Sections 4.1 (Authority of Sellers), 4.2 (Title to Shares and IP Assets), 4.3 (No Brokers), 5.1 (Organization; Capital Structure of the Acquired Companies; Power and Authority), 5.2 (Subsidiaries and Investments) and 5.24 (No Brokers) (the “Seller Fundamental Representations”) or (B) fraud or willful breach by any Seller.

(b)          (i) Except with respect to breaches or inaccuracies of the Seller Fundamental Representations or the representations and warranties set forth in Section 5.6 (Taxes) or Section 5.17 (Environmental Matters), the indemnification provided for in Section 11.1(a)(i) shall terminate upon the earlier of (a) the fifteen (15) month anniversary of the Closing Date and (b) the date that is thirty (30) days after the filing of RBC Parent’s Form 10-K for its 2015 fiscal year, (ii) the indemnification provided for in Section 11.1(a)(i) shall, with respect to breaches or inaccuracies of the representations and warranties set forth in Section 5.17 (Environmental Matters) only, terminate upon the three (3) year anniversary of the Closing Date, (iii) the indemnification provided for in Section 11.1(a)(i) shall, with respect to breaches or inaccuracies of the Seller Fundamental Representations only, survive in perpetuity and shall not terminate, (iv) the indemnification provided for in Section 11.1(a)(i) shall, with respect to breaches or inaccuracies of the representations and warranties set forth in Section 5.6 (Taxes) only, terminate sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby, and (v) the indemnification provided for in Section 11.1(a)(ii), (iii) and (iv) shall terminate in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and, in each case, no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter, except that the indemnification by Dover US shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly given a Claim Notice to Dover US in accordance with the requirements of Section 11.3, Section 11.4 or Section 11.5, as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of Dover US shall continue solely with respect to the specific matters in such Claim Notice until the liability of Dover US shall have been determined pursuant to this Article XI and Dover US shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(c)          Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of Dover US pursuant to this Article XI shall not exceed the amount of the Purchase Price, except in the case of fraud or willful breach.

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Section 11.2         Indemnification by Buyer.

(a)          Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement; (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement; (iii) the conduct of the Business and the operations of the Acquired Companies following the Closing Date; and (iv) any Buyer Proceeding.

(b)          (i) Except with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer; Conflicts), 6.5 (Investment Intent) and 6.6 (No Brokers) (the “Buyer Fundamental Representations”), the indemnification provided for in Section 11.2(a)(i) shall terminate upon the twelve (12) month anniversary of the Closing Date, (ii) the indemnification provided for in Section 11.2(a)(i) shall, with respect to breaches or inaccuracies of the Buyer Fundamental Representations only, survive in perpetuity and shall not terminate and (iii) the indemnification provided for in Section 11.2(a)(ii) shall terminate in accordance with the expiration of the terms of the covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and, in each case, no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter, except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3, Section 11.4 or Section 11.5, as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed such Seller Group Member for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

Section 11.3         Claims Procedures.

(a)          Subject to Section 11.4 with respect to Third Person Claims and Section 11.5 with respect to Indemnifiable Proceedings, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

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(b)          After the timely delivery of any Claim Notice pursuant to Section 11.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.4         Third Person Claims.

(a)          Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, other than an Indemnifiable Proceeding (a “Third Person Claim”), shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of the Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Person Claim. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

(b)          In the event of the initiation of a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any Losses and Expenses indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice (and the fees and expenses of one such firm of counsel in connection with such Third Party Claim shall nonetheless be considered Expenses for the purposes of this Agreement); provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal Proceeding, (ii) the Third Person Claim seeks an Order, injunction, equitable relief or other relief other than money damages against any Indemnified Party, (iii) the Indemnitor refuses to or fails to provide notice to the Indemnified Party that it irrevocably and unconditionally assumes responsibility for the defense of the Third Party Claim under this Section 11.4, or (iv) the Indemnitor refuses to or fails to diligently defend the Third Party Claim after giving notice of its intent to assume the defense under this Section 11.4. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim. To the extent the Indemnitor elects not to defend such Third Person Claim, or is not entitled to defend such Third Person Claim pursuant to this Section 11.4(b), and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.4 to pay for only one firm of counsel for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding which settlement obligates the other party to pay money, to perform obligations (including to refrain from taking any actions) or to admit liability without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party shall refuse to consent to the settlement of any Third Person Claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such Third Person Claim shall not exceed the amount for which the Third Person Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.

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(c)          To the extent of any inconsistency between this Section 11.4 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.5         Procedures for Indemnifiable Proceedings.

(a)          Buyer shall, on behalf of any Buyer Group Member seeking indemnification under Section 11.1(a)(iii) in respect of a Proceeding initiated by any third Person against such Buyer Group Member (in each case which Buyer reasonably determines in good faith is an Indemnifiable Proceeding), notify Dover US in writing, and in reasonable detail, of such Indemnifiable Proceeding within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Buyer Group Member of written notice of such Indemnifiable Proceeding. Thereafter, Buyer shall deliver to Dover US, as promptly as practicable (and in any event within five (5) Business Days after the applicable Buyer Group Member’s receipt thereof), copies of all notices and documents (including court papers) received thereby relating to such Indemnifiable Proceeding.

(b)          Following written notification by Buyer to Dover US of any Indemnifiable Proceeding pursuant to Section 11.5(a), Dover US shall control, defend against, negotiate, settle and otherwise deal with such Indemnifiable Proceeding with counsel of its own choice and in its sole discretion. Without limiting the generality of the foregoing, Buyer shall cooperate fully with Dover US in connection with the defense, negotiation and settlement of any Indemnifiable Proceeding, including by making witnesses and documents available promptly and as reasonably requested, and by preserving relevant data and documents. For the avoidance of doubt, in the event that Buyer engages its own counsel in connection with any such cooperation (or in connection with any other matters set forth in this Section 11.5), such counsel shall be so engaged at Buyer’s sole expense.

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(c)          Following written notification by Buyer to Dover US of any Indemnifiable Proceeding pursuant to Section 11.5(a), if it is determined (i) by written agreement between Dover US and Buyer, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by Dover US in its good faith reasonable discretion, that any Proceeding initially characterized for purposes of this Agreement as an Indemnifiable Proceeding is not actually an Indemnifiable Proceeding, then such Proceeding shall be deemed to be a “Buyer Proceeding” for purposes of this Agreement, and (x) Dover US shall have no indemnification obligations with respect to such Buyer Proceeding and (y) Buyer shall indemnify the Seller Group Members in respect of such Buyer Proceeding in accordance with (and subject to) this Article XI. In such event, Buyer shall assume sole control and defense of such Buyer Proceeding as soon as practicable, and Dover US shall promptly (and in any event within ten (10) Business Days) deliver to Buyer copies of all case files relating to such Buyer Proceeding. Without limiting the generality of the foregoing, Dover US shall reasonably cooperate with Buyer at Buyer’s expense in transitioning such Buyer Proceeding to Buyer.

(d)          Buyer and Dover US agree that in the event it becomes unreasonably burdensome (in Dover US’s sole discretion) on an ongoing basis to determine whether or not Proceedings are Indemnifiable Proceedings or Buyer Proceedings, Dover US and Buyer shall negotiate in good faith to promptly agree to policies and procedures to make such determinations more efficiently and to administrate such Proceedings more efficiently (in all cases without altering the parties’ respective responsibility therefor under this Article XI and otherwise in keeping with this Article XI).

Section 11.6         Determination of Indemnification Amounts.

(a)          Without limiting the effect of any other limitation contained in this Article XI, for purposes of computing the amount of any and all Losses and Expenses recoverable under this Article XI, there shall be deducted (i) an amount equal to the amount of any Tax Benefit realized by the Indemnified Party or any of its Affiliates in connection with such Losses and Expenses, and (ii) an amount equal to the amount of any insurance proceeds (other than any insurance proceeds from any “representations and warranties” insurance policy obtained by Buyer in connection with the transaction contemplated herein to provide coverage in excess of Dover US’ indemnity obligations hereunder), indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and any of its Affiliates shall use commercially reasonable efforts to obtain such Tax Benefits and insurance proceeds, payments or reimbursements). The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principles. For purposes hereof, “Tax Benefit” shall mean any refund or credit of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed in the absence of indemnifiable Losses and Expenses by the Indemnified Party or its Affiliates, as applicable, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

(b)          Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the greatest extent permitted by applicable Requirements of Law.

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(c)          In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.

(d)          Each of the parties agrees to use commercially reasonable efforts to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(e)          Dover US shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.1 to the extent the matter in question was taken into account in the computation of the Purchase Price pursuant to Sections 2.3 and 2.4.

Section 11.7         Exclusive Remedy. Each Seller, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud, for the equitable remedies expressly contemplated in Section 12.15, and as otherwise specifically set forth in this Agreement or any Buyer Ancillary Agreement or Seller Ancillary Agreement, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Group Member or Seller Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article XI and Section 8.1. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled except for claims of fraud or willful breach.

Article XII

GENERAL PROVISIONS

Section 12.1         Survival of Representations, Warranties and Covenants. Each representation and warranty contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the respective period of time for which indemnification is available with respect to such representation or warranty as set forth in Section 11.1(b) or Section 11.2(b), as applicable. All covenants and other agreements contained in this Agreement shall survive until performed in accordance with their respective terms or, if no term is expressly stated, until the expiration of the statute of limitations period applicable to the matters covered thereby.

Section 12.2         Confidential Nature of Information. The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof and through the Closing. Notwithstanding anything to the contrary herein, in the event of the termination of this Agreement for any reason, the terms and provisions of the Confidentiality Agreement shall survive such termination in accordance with the terms therein. The Confidentiality Agreement shall terminate on the Closing Date. Sellers agree, and agree to cause their Affiliates to, enforce, at Buyer’s request and expense, their or such Affiliates’ rights under any confidentiality, non-disclosure or other similar agreement entered into in connection with the sale of the Business.

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Section 12.3         No Public Announcement. Neither Buyer nor Sellers shall, without the approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 12.4         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), sent by email (with confirmation of the receipt by the recipient) or sent by an internationally recognized overnight courier service, addressed as follows:

If to Buyer, to:

RBC Bearings Incorporated

102 Willenbrock Road

One Tribology Center
Oxford, CT 06478

Attention: Thomas J. Williams; Daniel A. Bergeron

Facsimile No.: 203-267-5000

E-mail: twilliams@rbcbearings.com; dbergeron@rbcbearings.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022
Attention: Armand A. Della Monica; Shawn O’Hargan
Facsimile No.: (212) 446-6460

E-mail: armand.dellamonica@kirkland.com;

                 shawn.ohargan@kirkland.com

If to any Seller, to:

Dover Engineered Systems, Inc.

3005 Highland Parkway
Downers Grove, IL 60515
Attention:    Andy Fincher, President & CEO, Carrie Anderson, CFO, and

                    Peter Marshall, Vice President

Email:         caf@dovercorp.com, canderson@dovercorp.com and

                    pmarshall@dovercorp.com

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with copies (which shall not constitute notice) to:

Dover Corporation
3005 Highland Parkway
Downers Grove, IL 60515
Attention:     Ivonne Cabrera, General Counsel, and Matt Stevens,

                     Associate Counsel, M&A

Email:          imc@dovercorp.com and mstevens@dovercorp.com

and

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:       Paul L. Choi
Email:             pchoi@sidley.com

or to such other Person or address or email address as such party may indicate by written notice delivered to the other parties hereto.

Section 12.5         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that (i) each party shall be permitted to assign its rights and delegate its obligations hereunder to an Affiliate of such party (provided that no such assignment or delegation will relieve the assigning party of its obligations hereunder) and (ii) Buyer may collaterally assign this Agreement, in whole or in part, to any Financing Source or any other party providing debt financing to Buyer or its subsidiaries (in each case, unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement).

Section 12.6         Access to Records after Closing. Subject to Section 8.4, for a period of six (6) years after the Closing Date, Sellers and their respective representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by any such Seller in connection with any matter relating to or affected by the operations of the Acquired Companies on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 12.6; provided, further, however, that in any such case, Buyer shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Sellers to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided, however, that each Seller acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Acquired Companies or Buyer. Each Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6. If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such six (6)-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as any Seller may select.

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Section 12.7         Entire Agreement; Amendments; Third Party Beneficiaries. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto or their respective Affiliates. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Dover US. Notwithstanding anything to the contrary contained herein, Section 10.2, Section 12.15, Section 12.16, Section 12.18 and this Section 12.7 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 10.2, Section 12.15, Section 12.16, Section 12.18 and this Section 12.7) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources. The Financing Sources shall be express third party beneficiaries of and have the right to enforce Section 10.2, Section 12.15, Section 12.16, Section 12.18 and this Section 12.7.

Section 12.8         Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent on the face of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 12.9         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

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Section 12.10         Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 12.11         Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.12         Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer.

Section 12.13         Further Assurances. On and after the Closing Date, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to execute and deliver such instruments, and take such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, in the event that after the Closing Date, Buyer and Dover US determine and agree in writing that Sellers or DCF or any of their Affiliates have retained any right, title or interest in or to any asset that is necessary for the operation of the Business (other than assets provided pursuant to the Transition Services Agreement), then for no additional consideration to Sellers or DCF, Sellers shall, and shall cause their Affiliates to, transfer and assign all such right, title and interest in and to such assets to the Acquired Companies or any other entity designated by Buyer, and Sellers or DCF, as applicable, shall, and shall cause their Affiliates to, execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to assign and transfer such assets to an entity designated by Buyer.

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Section 12.14         Disclaimer of Warranties. No Seller makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR THE SELLER ANCILLARY AGREEMENTS OR IP ASSIGNMENTS, EACH SELLER IS SELLING THE APPLICABLE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) AND DCF SHALL TRANSFER THE IP ASSETS ON AN “AS IS, WHERE IS” BASIS AND EACH SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SELLER MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Except as specifically referenced herein or in the Schedules, Buyer acknowledges that no Seller nor any of Sellers’ respective representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any diligence materials heretofore made available by any Seller or any of its representatives or Affiliates to Buyer, and no Seller nor any of Sellers’ respective representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or otherwise restrict the ability of the Buyer to bring, or be used as a defense against, any claim against any Seller or its Affiliates in the case of fraud.

Section 12.15         Enforcement. Each of the parties hereto agrees that irreparable damage may occur in the event that any of the provisions of this Agreement to be performed by Buyer or Sellers are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer and Sellers, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Northern District of Illinois, this being in addition to any other remedy to which such party is entitled at law or in equity.  Buyer and Sellers hereby further waive (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, no party hereto shall be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 12.16         Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Sellers or Buyer may only be made against, Sellers or Buyer, as applicable, (ii) none of either party’s Affiliates or such party’s or their Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, Financing Sources or representatives (collectively, the “Related Parties”) shall have any liability in connection with this Agreement or the Financing or any Proceeding in connection therewith (whether in tort, contract or otherwise), and (iii) Sellers and Buyer shall have no rights of recovery in respect of this Agreement or the Financing against the other’s Related Parties, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 12.17         Time of the Essence. The parties hereto hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement (including, without limitation, with respect to Sellers’ obligations under Section 7.7 to deliver all statements, documents and other materials and to provide all necessary information and assistance) and that any delay in performance hereunder by any party hereto will result in irreparable harm to the other parties hereto.

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Section 12.18         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of New York. By the execution and delivery of this Agreement, Buyer and each of the Sellers submit to the personal jurisdiction of any federal court located in the Northern District of Illinois in any suit or proceeding arising out of or relating to this Agreement. No party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source or its Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute, claim or cause of action arising out of or relating in any way to the Financing Commitments or the performance thereof, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE FINANCING COMMITMENTS OR THE FINANCING OR THE PERFORMANCE THEREOF.

Section 12.19         Certain Matters regarding Representation of the Acquired Companies and Seller.

(a)          The Law Department (“Dover Legal”) of Parent, in concert with certain outside counsel, including Sidley Austin LLP (“Sidley”, and collectively with Dover Legal, “Sellers’ Counsel”), has acted as counsel for Parent, Sellers and the Acquired Companies (the “Clients”) for various matters prior to the Closing, including in connection with this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (the “Pre-Closing Engagements”) and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Sellers’ Counsel in the Pre-Closing Engagements. Accordingly, notwithstanding that the Clients are or were clients in the Pre-Closing Engagements, upon and after the Closing, all communications between any of the Clients and Sellers’ Counsel in the course of the Pre-Closing Engagements shall be deemed to be attorney-client confidences that belong solely to Parent and Sellers and not to any of the Acquired Companies or Buyer, in each case so long as such communications would be subject to a privilege or protection if they were being requested in a Proceeding by an unrelated third party. Buyer and its Affiliates (including, after the Closing, the Acquired Companies) shall not have access to any such communications, or to the files of Sellers’ Counsel relating to the Pre-Closing Engagements, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies are or were clients in the Pre-Closing Engagements, upon and after the Closing except with respect to any communications that would not be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party, (i) Parent and Sellers shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagements, and none of the Acquired Companies, Buyer or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Sellers’ Counsel in respect of the Pre-Closing Engagements constitute property of the Clients (including the Acquired Companies), only Parent and Sellers shall hold such property rights, and (iii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sellers’ Counsel and the Acquired Companies or otherwise. Without limiting the generality of the foregoing, the parties recognize that it would be impracticable to try to purge all Client-privileged communications from the Acquired Companies’ files and computer systems prior to the Closing, and so the parties agree that no waiver is intended by leaving such documents where they are and Buyer and its Affiliates shall not be permitted to review any such documents, and Buyer agrees that it and its Affiliates shall not be permitted to use any such documents in a manner adverse to Sellers in any indemnity or other dispute following the Closing.

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(b)          Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Sellers’ Counsel, unless otherwise agreed to in writing by Parent, Sellers and the Acquired Companies.

Section 12.20         Guarantee. RBC Parent hereby irrevocably and unconditionally guarantees the full and complete payment and performance when due of all Liabilities of Buyer to Sellers pursuant to this Agreement, including the payment of the Purchase Price (all such Liabilities being the “Guaranteed Obligations”), and acknowledges and agrees that the guaranty described in this Section 12.20 is a primary guaranty of performance and not just of collection. RBC Parent agrees that if Buyer fails to make any payment that is required to be made under this Agreement when due, such amount shall for purposes hereof be deemed due and payable by RBC Parent upon written notice from Sellers to RBC Parent demanding payment thereof. Without limiting the generality of the foregoing, RBC Parent agrees that its obligations under this Section 12.20 are independent from those of Buyer and its liability shall extend to all Liabilities that constitute part of the Guaranteed Obligations, irrespective of whether any Proceeding is brought against Buyer or whether Buyer is joined in any such Proceeding. The liability of RBC Parent under this Section 12.20 for the Guaranteed Obligations shall be absolute and unconditional irrespective of, and RBC Parent hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any lack of validity or enforceability of any Guaranteed Obligation, any Liability guaranteed by the Guaranteed Obligations or any agreement, instrument or Liability relating thereto. RBC Parent hereby waives (a) notice of acceptance of the guaranty described in this Section 12.20; (b) presentment and demand of the Guaranteed Obligations; and (c) any right to require that any Proceeding be brought against Buyer or any other Person prior to any Proceeding against RBC Parent under the terms of this Agreement.

[Signatures pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DOVER CORPORATION (CANADA) LIMITED,

By:	/s/ Stephen R. Sellhausen
Name: Stephen R. Sellhausen
Title: Authorized Person

DOVER ENGINEERED SYSTEMS, INC.

By:	/s/ Stephen R. Sellhausen
Name: Stephen R. Sellhausen
Title: Authorized Person

ROLLER BEARING COMPANY OF AMERICA, INC.

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: General Counsel and Secretary

Solely for the purposes of Section 12.20,

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: General Counsel and Secretary

[Equity Purchase Agreement]